UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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  ENERPAC TOOL GROUP CORP.

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ENERPAC TOOL GROUP CORP.
N86 W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051
(262) 293-1500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of ENERPAC TOOL GROUP CORP.:

Notice is hereby given that the Annual Meeting of Shareholders of Enerpac Tool Group Corp., a Wisconsin corporation (the “Company” or “we”) will be held on January 19, 2021 at 8:00 a.m. Central Time at the Company's headquarters located at N86 W12500 Westbrook Crossing, Menomonee Falls, Wisconsin, for the following purposes (all as set forth in the accompanying Proxy Statement):

1.To elect eight directors from the nominees described in the accompanying Proxy Statement;
2.To ratify the selection of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending August 31, 2021;
3.To hold an advisory (non-binding) vote to approve the compensation of our named executive officers;
4.To approve an amendment and restatement of the Enerpac Tool Group Corp. 2017 Omnibus Incentive Plan as described in the accompanying Proxy Statement; and
5.To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors recommends a vote FOR the election as director of each of the nominees described in the accompanying Proxy Statement and FOR Proposals 2, 3 and 4. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the Annual Meeting.
The Board of Directors has fixed the close of business on November 20, 2020 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. To ensure that your shares will be represented, we ask you to vote by telephone, mail, or over the internet as soon as possible.
 This year, we are electronically disseminating Annual Meeting materials to our shareholders, as permitted under the “Notice and Access” rules approved by the Securities and Exchange Commission. Shareholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access Annual Meeting materials via the Internet. The Notice also provides instructions on how to obtain paper copies if preferred.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on January 19, 2021. Our Proxy Statement and 2020 Annual Report to Shareholders are available at www.proxyvote.com.
You may obtain directions to the Annual Meeting by written request directed to our Executive Vice President, General Counsel and Secretary, Enerpac Tool Group Corp., N86 W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051, or by telephone at (262) 293-1500.

By Order of the Board of Directors,

E. JAMES FERLAND
Chair of the Board

Menomonee Falls, Wisconsin
December 4, 2020

ENERPAC TOOL GROUP CORP.
N86W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051
(262) 293-1500

PROXY STATEMENT

This Proxy Statement and accompanying proxy are being first mailed to shareholders on or about December 4, 2020.

General Information
This Proxy Statement and accompanying proxy are furnished to the shareholders of Enerpac Tool Group Corp. (the “Company” or “we”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders on January 19, 2021 (the “Meeting”), and at any adjournment thereof. Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of proxy for such Meeting. The Company’s Annual Report on Form 10-K for the year ended August 31, 2020 (without exhibits), which constitutes the 2020 Annual Report to Shareholders (the “Annual Report”) and accompanies this Proxy Statement, contains financial statements and certain other information concerning the Company.
Location and Date of Annual Meeting
The annual meeting will be held on January 19, 2021 at 8:00 a.m. Central Time at the Company’s headquarters located at N86 W12500 Westbrook Crossing, Menomonee Falls, Wisconsin.
Record Date
The record date for shareholders entitled to notice of and to vote at the Meeting is the close of business on November 20, 2020 (the “Record Date”). As of the Record Date, 59,825,725 shares of Class A common stock were outstanding. Each share of Class A common stock outstanding on the Record Date is entitled to one vote on all matters submitted at the Meeting. No other class of capital stock was outstanding on the Record Date.
Quorum
A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for action at the Meeting. Abstentions will be counted as shares present for purposes of determining the presence or absence of a quorum. Proxies submitted by banks, brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some or all of the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called “broker non-votes”) are also considered to be shares present for purposes of determining whether a quorum exists.
If you hold your shares in an account maintained by a bank, broker or other holder of record (referred to as holding shares in “street name”), these holders are permitted under the rules of the New York Stock Exchange to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent auditor, even if they do not receive voting instructions from you, but are not permitted under the rules of the New York Stock Exchange to vote on Proposals 1, 3 and 4 unless you timely provide them with your voting instructions. It is important, therefore, if you hold your shares through an account maintained by a bank, broker or other holder of record that you timely provide your instructions to them so that your vote with respect to these matters may be cast.
The voting requirements and the procedures described in this section and below are based upon provisions of the Wisconsin Business Corporation Law, the Company’s Restated Articles of Incorporation, as amended, and its bylaws, the rules of the New York Stock Exchange and any other requirements applicable to the matters to be voted upon.
Required Vote
Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present (Proposal 1). A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent the failure to vote for a director nominee results in another nominee receiving a larger number of votes.
In order to approve the ratification of Ernst & Young LLP as our independent auditor for the fiscal year ending August 31, 2021 (Proposal 2), the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions will have no effect on this proposal. As noted above, banks, brokers or other entities holding your shares in “street name” are permitted to vote on this proposal, even if you do not provide any voting instructions.

In order to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement (Proposal 3), the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions and broker non-votes will not count in determining the outcome of the vote on this proposal.
In order to approve the amendment and restatement of the Enerpac Tool Group Corp. 2017 Omnibus Incentive Plan as described in this Proxy Statement (Proposal 4), a majority of the votes cast on the proposal must be cast “FOR” approval. Abstentions, which will be considered to be votes “cast,” will have the effect of a vote “AGAINST” approval, and broker non-votes, which are not considered to be votes “cast,” will not count in determining the outcome of the vote on this proposal.
Any other business that may properly come before the Meeting, or any adjournment of the Meeting, will be approved if more votes are cast FOR the proposal than are cast AGAINST the proposal. Accordingly, broker non-votes, if any, and abstentions will not be counted in determining the outcome of the votes on any such proposal. The Board of Directors is not aware of any other business to be addressed at the Meeting; however, other business may be addressed if it properly comes before the Meeting.
Internet Availability of Proxy Materials
We are pleased to be distributing our proxy materials to shareholders via the Internet under the “notice and access” approach permitted by the rules of the Securities and Exchange Commission. As a result, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials (a “Notice”) about the Internet availability of the proxy materials instead of a full paper copy of the proxy materials. This approach conserves natural resources and reduces our costs of printing and distributing the proxy materials, while providing a convenient method of accessing the materials and voting. All shareholders will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. Our Proxy Statement and the Annual Report are available at www.proxyvote.com.
Cost of Soliciting Proxies
The cost of soliciting proxies, including the expense of forwarding to beneficial owners of stock held in the name of another, will be borne by the Company. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no compensation in addition to their regular compensation for such solicitation. EQ Proxy may assist us in the solicitation of proxies and provide us with advice and support related to solicitation. If we engage EQ Proxy for these services, we do not expect the total costs to us for EQ Proxy’s services to exceed $10,000.
Shares held for the accounts of participants in the Company’s 401(k) Plan (the “401(k) Plan”) will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of such plan. Shares held for the accounts of the participants in the Company’s Deferred Compensation Plan (the “Employee Deferred Compensation Plan”) will be voted by the rabbi trust associated with the Employee Deferred Compensation Plan, as directed by the Company.
Voting Procedures
Via the Internet. If you hold your shares directly—that is, not in an account maintained by a bank, broker or other holder of record—then you may vote your shares before the meeting over the Internet by following the instructions on the Notice or, if you requested a paper copy of the proxy materials, the paper copy of the proxy card that you received. The Internet procedures are designed to authenticate a shareholder’s identity to allow shareholders to vote their shares and confirm that their votes have been properly recorded. The Notice instructs you how to access and review the Proxy Statement and the Annual Report. You will then be directed to select a link where you will be able to vote on the proposals presented. The deadline for Internet voting will be 10:59 p.m. Central Time on January 18, 2021.
If you hold your shares in “street name” through an account with a bank, broker or other entity, your ability to provide voting instructions via the Internet depends on the voting process of the bank, broker or other entity through which you hold the shares. Please review the voting instruction form from your bank, broker or other entity through which you hold the shares and complete, sign and return the form you received. You should check your voting instruction form to see if telephone or Internet voting is available to you.
By Telephone. Shareholders who hold their shares directly may vote via telephone using the toll-free number listed on the proxy card. The deadline for telephone voting will be 10:59 p.m. Central Time on January 18, 2021. If you hold your shares in “street name” through an account with a bank, broker or other entity, your ability to provide voting instructions by telephone depends on the voting process of the bank, broker or other entity through which you hold the shares. Please follow their directions carefully.
By Mail. Shareholders who hold their shares directly can vote by mail by first requesting a paper copy of the proxy materials, which will include a proxy card, by following the procedures set forth in the Notice. A shareholder receiving a paper proxy card may elect to vote by mail and should complete, sign and date their proxy card and mail it in the postage paid envelope provided. Proxy cards submitted by mail must be received by the time of the Meeting in order for your shares to be voted. If you hold your shares in “street name” through an account with a bank, broker or other entity, your ability to provide voting instructions by mail depends on the voting process of the bank, broker or other entity through which you hold the shares. Please follow their directions carefully.

At the Meeting. Shares held directly in your name as the shareholder of record may be voted by you in person at the Meeting. Shares held beneficially in “street name” through an account with a bank, broker or other entity may be voted by you in person at the Meeting only if you obtain a legal proxy from the bank, broker or other entity that holds your shares giving you the right to vote the shares and bring such proxy to the Meeting.
Revocation of Proxies
A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Meeting, by voting on the Internet after you have given your proxy (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted) or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy. Please note that any re‑votes by mail or proxy revocations must be received by our Corporate Secretary at Enerpac Tool Group Corp., N86 W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 prior to the Meeting in order to be effective.
Unless previously revoked, the shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the shareholder’s directions. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the directors nominated by the Board of Directors, FOR the ratification of Ernst & Young LLP as the Company’s independent auditor, FOR the approval, on a non-binding basis, of the compensation of our named executive officers, and FOR approval of the amendment and restatement of the Enerpac Tool Group Corp. 2017 Omnibus Incentive Plan as described in this Proxy Statement and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board of Directors consists of eight members. Directors are elected annually for one-year terms. Accordingly, at the Meeting, eight directors will be elected to serve until the next annual meeting of shareholders and until their successors shall be elected and qualified. The Board of Directors has nominated the eight individuals listed below for election as directors at the Meeting, each of whom is presently serving as a director of the Company. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election of the persons named below, unless otherwise instructed by a shareholder in a completed proxy that is timely submitted. In the event any of the nominees should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee.

Directors standing for re-election	Age	Director Since
Alfredo Altavilla, Director	57	2018
Judy L. Altmaier, Director	59	2019
Randal W. Baker, President and Chief Executive Officer	57	2016
J. Palmer Clarkson, Director	63	2018
Danny L. Cunningham, Director	65	2016
E. James Ferland, Non-Executive Chairman of the Board	54	2014
Richard D. Holder, Director	57	2017
Sidney S. Simmons, Director	62	2018
Alfredo Altavilla—Mr. Altavilla retired from a 29-year career at Fiat Chrysler in August 2018, mostly recently having served as Chief Operating Officer, Europe, Africa and Middle East and Head, Business Development, Fiat Chrysler Automobiles. Prior to that role, he served as Chief Executive Officer of Iveco, Fiat Chrysler’s trucks and commercial vehicles business. Mr. Altavilla brings extensive operating, business development, new product development and acquisition experience to the Board. His expertise in doing business in Europe and the Middle East also provides insights critical to the Board’s oversight of Company operations and growth strategies in those markets. Mr. Altavilla currently is on the boards of Recordati SpA, where he serves as Chairman, and TIM SpA, where he is a member of its Compensation Committee. Both Recordati and TIM are listed on the Milan stock exchange. Mr. Altavilla is a Senior Advisor to CVC Capital Partners.
Judy L. Altmaier—Ms. Judy L. Altmaier served as the President of Exmark Manufacturing Co, a subsidiary of The Toro Company, from 2013 until her retirement in January 2019. Prior to that, she was Vice President, Operations and Quality Management of The Toro Company, or Toro, from 2009 until 2013. Before joining Toro, she spent more than 25 years with Eaton, holding positions of increasing responsibility including Vice President of Operations, Auto Group Americas during 2009 and Vice President, General Manager Global Engine Valve Division in Turin, Italy from 2007 until 2009. Ms. Altmaier joined Eaton in 1983 as an accountant. Ms. Altmaier has joined the Company’s Board because of her industry experience in manufacturing, operations, supply chain management, mergers and acquisitions and product development and strategy, including in the areas of automation and electrification, developed over her career with Toro and Eaton. In addition, she brings significant experience in international operations and the execution of growth initiatives. Ms. Altmaier serves on the Board of Allison Transmission, Inc. and is a member of its Finance and Compensation committees.
Randal W. Baker—Mr. Baker was appointed President and Chief Executive Officer of the Company in March 2016. Prior to joining the Company, Mr. Baker held multiple roles during his six-year tenure at Joy Global, including most recently as Chief Operating Officer. Prior to Joy Global, Mr. Baker was an executive with Case New Holland Inc., holding a variety of roles including President and CEO of its agricultural equipment business. Mr. Baker also held diverse leadership roles in marketing, sales, product development and engineering at Komatsu America Corporation, Ingersoll-Rand and Sandvik Corporation. Among other insights, his understanding of the Company’s markets, engineering and new product development background and operational expertise assist the Board in setting the Company’s strategy and monitoring performance.
J. Palmer Clarkson—Mr. Clarkson is President and Chief Executive Officer of Bridgestone HosePower LLC, a Florida-based industrial hose service company. Founded by Mr. Clarkson in 1990 and acquired by Bridgestone Hose in 2014, HosePower is the largest U.S.-based service provider of hydraulic and industrial hoses used in construction machinery, mining, oil field equipment and general industrial applications. His areas of expertise include financial and operational management, distribution and dealer channel management, business development and capital allocation. Mr. Clarkson brings a significant understanding of the Company’s tools business and sales channels to the Board as well as strong financial and accounting experience. Mr. Clarkson has been a director of CNX Resources Corporation since May 2017 and serves on its Health, Safety and Environmental, Compensation and Nominating and Corporate Governance committees. He was also a director of CONSOL Energy Inc. from May 2017 through November 2018.
Danny L. Cunningham—Mr. Cunningham is a retired Partner and former Chief Risk Officer of Deloitte & Touche LLP, a multinational public accounting firm. He has more than 30 years of experience serving public audit clients in a broad array of industries, including manufacturing. He has practiced in both the United States and China. Mr. Cunningham possesses expertise in the areas of financial reporting, auditing, accounting and risk management and also brings a strong knowledge of corporate transactions and global perspective to the Board. He also serves on the Board of WEC Energy Group and is a member of its Audit Committee.

E. James Ferland—Mr. Ferland is the retired Chairman and Chief Executive Officer of Babcock & Wilcox Enterprises, Inc. (“B&W”), a provider of energy and environmental products and services for power and industrial markets worldwide. He held those positions from July 2015, when B&W was spun-off from the Babcock & Wilcox Company, until March 2018. Mr. Ferland was Chief Executive Officer of Babcock & Wilcox Company from 2012 through the date of the spin-off. He previously held various leadership roles with Westinghouse Electric Company, LLC and PNM Resources, Inc. With more than 25 years of senior management and engineering experience in diversified industries, Mr. Ferland brings to the Board extensive operations, financial and acquisition experience, knowledge of the energy markets and valuable perspectives from leading a global public company.
Richard D. Holder—Mr. Holder was most recently President and Chief Executive Officer of NN Inc, a diversified industrial manufacturing company, from June 2013 to September 2019. He is a seasoned executive with more than 25 years of international experience across a diverse set of industries and disciplines. Prior to NN, Inc., Mr. Holder held a variety of leadership positions during his twelve-year tenure at Eaton Corporation, where he last served as President of Eaton Electrical Components Group, a unit of Eaton’s Electrical Sector. Prior to joining Eaton, he held leadership roles at US Airways, AlliedSignal and Parker Hannifin. Mr. Holder brings to the Board perspectives from recently leading a global public company, along with extensive business, financial and industry experience. Mr. Holder was a director of NN, Inc. from 2013 through 2019.
Sidney S. Simmons—Mr. Simmons is a seasoned corporate attorney with over 35 years of experience. He provides legal counseling to a range of corporate clients, assisting them, among other matters, with mergers and acquisitions, business planning and structuring, and negotiating and implementing complex business transactions. In addition to his deep and broad knowledge and his experience in executing commercial transactions, he brings experience in corporate governance and legal and regulatory compliance to the Board’s deliberations as well as experience in recruiting and retaining executive talent. He has a long history of volunteer service with various national and local organizations, some of which include serving as a trustee for Catholic Charities USA and as Chairman of the Board of Directors of St. Vincent’s Health System, Inc., in Jacksonville, Florida.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF THE EIGHT NOMINEES.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
The Board of Directors recommends that the shareholders ratify the appointment of Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting for the fiscal year ending August 31, 2021. Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditor is not required by the Company’s bylaws, but the Audit Committee is submitting the selection of Ernst & Young LLP for shareholder ratification because the Audit Committee values shareholders’ views on the Company’s independent auditors. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP. The Audit Committee also retains the right to direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
PricewaterhouseCoopers LLP served as the Company’s independent auditors for the fiscal year ended August 31, 2020 and audited the consolidated financial statements of the Company for the fiscal year then ended and the effectiveness of the Company’s internal control over financial reporting as of August 31, 2020. On November 16, 2020, the Audit Committee dismissed PricewaterhouseCoopers LLP as its independent registered public accounting firm for the fiscal year ending August 31, 2021. The audit reports of PricewaterhouseCoopers LLP on the Company's consolidated financial statements as of and for the fiscal years ended August 31, 2020 and 2019 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended August 31, 2020 and 2019 and in the subsequent interim period through November 16, 2020, there were no “disagreements” (as that term is described in Item 304(a)(1)(iv) of Regulation S-K (“Regulation S-K”) of the rules and regulations of the Securities and Exchange Commission and the related instructions) with PricewaterhouseCoopers LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of such disagreements in their reports on the consolidated financial statements. During the fiscal years ended August 31, 2020 and 2019 and in the subsequent interim period through November 16, 2020 there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.
The Audit Committee approved the appointment of Ernst & Young LLP as the Company’s new independent registered public accounting firm for the year ending August 31, 2021, and Ernst & Young LLP accepted appointment as the Company's independent registered public accounting firm for the year ending August 31, 2021 on November 18, 2020. During the fiscal years ended August 31, 2020 and 2019 and in the subsequent interim period through November 18, 2020, neither the Company nor anyone acting on its behalf consulted with Ernst & Young LLP regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Ernst & Young LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.
The Audit Committee is solely responsible for retaining or terminating the Company’s independent auditors. Representatives of each of Ernst & Young LLP and of PricewaterhouseCoopers LLP are expected to attend the Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to questions from shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS.

PROPOSAL 3
ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We are asking our shareholders to approve, on a non-binding advisory basis, the compensation of the executive officers named in the Summary Compensation Table included in this Proxy Statement (the “Named Executive Officers” or “NEOs”), as disclosed in the Executive Compensation section and the accompanying compensation tables and narrative discussion contained in this Proxy Statement. The Compensation Committee has overseen the development and implementation of our executive compensation programs, which are designed to drive long-term success and increase shareholder value. We utilize our executive compensation programs to provide competitive compensation within our industry peer group that will attract and retain executive talent, encourage our leaders to perform at a high level by linking compensation with financial and performance milestones and align our executive compensation with shareholders’ interests through the use of equity-based incentive awards.
Our overall executive compensation program is founded on three guiding principles, which we believe emphasize a pay-for-performance philosophy:
•Executive compensation is aligned with our overall business strategy of driving growth opportunities, improving operating metrics, and focusing on sales, earnings, cash flow and return on invested capital.
•Key executives responsible for establishing and executing our business strategy should have incentive compensation opportunities that align with long-term shareholder value creation. Performance equity awards, a compensation clawback policy, stock ownership requirements and multi-year vesting periods on equity awards are important components of that alignment.
•Our overall compensation targets reflect our intent to pay executive Total Direct Compensation (base salary, annual bonus opportunity and the value of share-based awards) at approximately the 50th percentile of pay for our peer group. In some cases, to attract and retain top talent, we may set target compensation over market rates (generally not to exceed the 75th percentile) to align with an individual’s experience profile and reflect the complexities of certain roles.
We believe that our pay-for-performance objectives result in compensation that reflects our financial results, stock price performance and other performance objectives described in the Compensation Discussion and Analysis. Accordingly, the Board of Directors requests our shareholders to approve, on an advisory basis, the compensation of our NEOs. Although the outcome of this advisory vote is non-binding, the Compensation Committee and the Board of Directors will review and consider the outcome, among other factors, when making future compensation decisions for our NEOs.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE EXECUTIVE COMPENSATION SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 4
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE
ENERPAC TOOL GROUP CORP. 2017 OMNIBUS INCENTIVE PLAN
The Board of Directors is submitting a proposal for approval by the shareholders of an amendment and restatement of the Enerpac Tool Group Corp. 2017 Omnibus Incentive Plan, which was approved by the shareholders in 2017, with an amendment approved by the shareholders in 2018 and a further amendment, not requiring shareholder approval, approved by the Board of Directors in 2020 to reflect the change in the Company’s name from Actuant Corporation to Enerpac Tool Group Corp. In this section of the Proxy Statement, this plan is referred to as the “2017 Omnibus Incentive Plan” and, except as the context indicates otherwise, such term refers to such plan as amended and restated. The amendment and restatement of the 2017 Omnibus Incentive Plan would increase the number of shares of Class A common stock issuable in connection with awards under the 2017 Omnibus Incentive Plan by 3,500,000 shares. In addition, the amendment and restatement would effect certain other changes described below.
The Board of Directors believes that appropriate equity incentives are important to attract and retain the highest caliber of key employees and directors, to link incentive rewards to the Company’s performance, to encourage employee and director ownership in our Company, and to align the interests of employees and directors to those of the Company’s shareholders and that the approval of the amendment and restatement of the 2017 Omnibus Incentive Plan will enable the Company to continue to provide such incentives. The approval of the amendment and restatement of the 2017 Omnibus Incentive Plan by the shareholders is required under the terms of the 2017 Omnibus Incentive Plan and the requirements of the New York Stock Exchange. If the amendment and restatement of the 2017 Omnibus Incentive Plan is not approved by the shareholders, the amendment and restatement will not be effective and the 2017 Omnibus Incentive Plan in effect prior to such proposed amendment and restatement shall continue to be effective and awards may continue to be made thereunder subject to the share limit currently set forth in the current 2017 Omnibus Incentive Plan.
Effect of the Proposed Amendment and Restatement
The 2017 Omnibus Incentive Plan currently limits the aggregate number of shares of Class A common stock available for delivery pursuant to the 2017 Omnibus Incentive Plan to 4,325,000 shares, plus the number of shares subject to awards outstanding in 2017, at the time when the shareholders first approved the 2017 Omnibus Incentive Plan, under the Company’s then preexisting stock plans that, as described below, become available for future grant under the 2017 Omnibus Incentive Plan because the awards are subsequently forfeited or cancelled.
The following table presents issued but unexercised stock options, unvested restricted stock units and restricted stock, and common stock outstanding as of August 31, 2020:

	Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Term
Stock Options not entitled to dividends or dividend equivalent rights	1,455,041	$26.45	3.5 years
Stock Options entitled to dividends or dividend equivalent rights	—	—	—
Unvested Time-Based Restricted Stock/Units	702,455	N/A	N/A
Unvested Performance-Based Restricted Stock/Units	283,666	N/A	N/A
Common Stock Outstanding	59,794,715	N/A	N/A
The following table sets forth the equity awards granted by us for the fiscal years ended August 31 (for performance-based full value stock/units the amount presented is the number of shares earned and issued):

	2020	2019	2018
Stock Options Granted	—	—	—
Time-Based Full-Value Stock/Units Granted	361,058	580,615	411,617
Performance-Based Full-Value Stock/Units Earned	77,575 (1)	21,644	10,771
Weighted-Average Common Shares Outstanding for Year	59,952,000	61,151,000	60,441,000
(1) Includes 38,462 shares issued under performance share units awarded to employees of the Company’s former EC&S segment, which were accelerated and paid out at target level in connection with the consummation of the divestiture of the former EC&S segment on October 31, 2019.
By increasing the number of shares authorized to be available for delivery under the 2017 Omnibus Incentive Plan by 3,500,000 shares, an aggregate of 5,862,855 shares would have been available for awards at August 31, 2020, which would represent approximately 7.0 percent of the fully diluted shares on that date. The Board of Directors believes that this 3,500,000 share increase is required to permit the Company to continue to offer the type and amount of incentive compensation needed to attract, keep and motivate key employees and directors.
In addition, the amendment and restatement would make the following changes to the 2017 Omnibus Incentive Plan:
•Clarify Application of Clawback and Forfeiture Requirements. The amendment and restatement clarifies that all awards under the 2017 Omnibus Incentive Plan are subject to the Company’s current executive incentive compensation clawback policy, or such other clawback policy as the Company may subsequently adopt, as well as any clawback or forfeiture requirements imposed by applicable law.
•Minimum Vesting Period. The amendment and restatement provides that all awards to employees (other than certain cash incentive awards) that are conditioned on an employee’s continued employment with the Company or an affiliate may not become vested earlier than one year from the date of grant, except for awards of up to 5% of the number of shares authorized under the 2017 Omnibus Incentive Plan and except in cases of accelerated vesting in connection the participant’s death, disability or retirement or upon a change in control of the Company. Prior to the amendment and restatement, such a limitation did not apply to awards of options, stock appreciation rights or performance share unit awards. This limitation does not apply to awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of shareholders (but not less than 50 weeks after the date of grant) or to certain cash incentive awards.
•Limits on Receipt of Dividends on Unvested Awards. The amendment and restatement adds provisions to the 2017 Omnibus Incentive Plan limiting any right to current payment of any dividend (or distribution) with respect to shares subject to any unvested award, except that, as may be authorized under the respective award agreement, an award of restricted stock or restricted stock units may permit accrual of dividends paid on the shares underlying the award prior to vesting, with such dividends to be paid upon the vesting of the award and the accrued dividends being subject to forfeiture upon the forfeiture of the award prior to vesting.
•Specified Treatments of Awards upon a Change in Control. The amendment and restatement adds a provision specifying the treatments of awards granted (and under certain arrangements entered into) after shareholder approval of the amendment and restatement upon a “change in control” of the Company (as defined in the 2017 Omnibus Incentive Plan). Such provision provides that upon a change in control of the Company if an outstanding award continues to be in effect following the change-in-control event or the entity that is the successor to the Company in the change-in-control transaction, or its parent or subsidiary, assumes the award or grants an equivalent award as a substitute for the award, any continued service requirement with respect to the award or substitute award is deemed to be satisfied if the award recipient’s employment or other service is terminated by the Company or its successor without “cause” within two years after the change-in-control event and, if the award is a performance-based award, the performance level will be deemed to be satisfied at the greater of the level of actual performance as of the date of the change-in-control event, as determined by the Committee (as defined below), or the target level of performance. If an award is not so continued, assumed or substituted for upon a change-in-control event, the award is deemed to be vested upon the change in control and, if the award is a performance-based award, the performance level will be deemed to be satisfied at the greater of the level of actual performance as of the date of the change-in-control event, as determined by the Committee, or the target level of performance. If such award is an option or stock appreciation right and the per share exercise price thereof equals or exceeds the fair market value of a share of Class A common stock upon the occurrence of the change in control, such award may be cancelled for no consideration upon the change in control.
•Net Share Settlement Permitted for Option Awards. The amendment and restatement clarifies that an award of options may permit the exercise price for the options to be paid by the withholding by the Company of a number of shares from the shares issuable upon exercise of the option to effectuate a net share settlement of the option upon exercise. The number of shares to be withheld in payment of the exercise price is based on the fair market value per share of the Class A common stock on the date of exercise, which would be the closing price per share on the New York Stock Exchange if the Class A common stock continues to be listed on such exchange. Net share settlement would be permitted only if it is authorized in the agreement evidencing the option award and is permitted by applicable law.
•Removal of Section 162(m) Provisions. Section 162(m) of the Internal Revenue Code, or the Code, prior to the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”), allowed performance-based compensation that met certain requirements to be a deductible expense in determining the Company’s federal income taxes regardless of amount. This qualified performance-based compensation exception was repealed as part of the 2017 Tax Act. The amendment and restatement of the 2017 Omnibus Incentive Plan removes certain limitations that were otherwise required for awards to qualify as performance-based compensation under the Section 162(m) exception prior to its repeal, but retains the limitation on the number of awards that may be granted to an individual in any calendar year.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2017 OMNIBUS INCENTIVE PLAN.

Description of the 2017 Omnibus Incentive Plan
The following general discussion of the 2017 Omnibus Incentive Plan, including the increase in the number of shares and other changes reflected in the proposed amendment and restatement, is qualified by reference to the copy of the 2017 Omnibus Incentive Plan that is attached to this Proxy Statement as Appendix A. The Board of Directors approved the amendment and restatement of the 2017 Omnibus Incentive Plan, subject to shareholder approval, at its November 9, 2020 meeting.
Purpose of the 2017 Omnibus Incentive Plan. The purpose of the 2017 Omnibus Incentive Plan is to provide the Company’s key employees (including officers), the key employees of its subsidiaries and affiliates and its directors with the opportunity to acquire shares of Class A common stock or to receive stock-based compensation based on the Company’s long-term economic performance. The Board of Directors believes that the 2017 Omnibus Incentive Plan will encourage stock ownership by key employees and officers, which will provide these individuals with an incentive to expand and improve the Company’s success, and will make service on the Company’s Board more attractive to present and prospective highly qualified outside directors.
Administration. The 2017 Omnibus Incentive Plan is administered by the Compensation Committee of the Board of Directors (referred to in this section of the Proxy Statement as the “Committee”). The 2017 Omnibus Incentive Plan gives the Committee discretion to make awards under the 2017 Omnibus Incentive Plan, to determine the type, size and the terms of awards, to determine the criteria for vesting and exercisability, to establish rules for the administration of the 2017 Omnibus Incentive Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2017 Omnibus Incentive Plan.
The Committee may, to the extent permitted by applicable law, delegate to one or more committees of the Board of Directors or to one or more of executive officers the authority to select individuals (other than executive officers and directors) to receive awards under the 2017 Omnibus Incentive Plan and to determine the amount and types of awards granted to individuals who are so selected. The Committee may also authorize further delegation by such committees to executive officers of the Company, to the extent permitted by Wisconsin law. Determinations regarding the timing, pricing, amount and terms of any award to a “reporting person” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be made by the Committee. No delegation may be made that would cause awards or other transactions under the 2017 Omnibus Incentive Plan to cease to be exempt from Section 16(b) of the Exchange Act. The Committee may revoke, limit or amend the terms of a delegation at any time, but any such revocation, limitation or amendment will not invalidate any prior actions of the Committee delegate or delegates that were consistent with the terms of the 2017 Omnibus Incentive Plan.
The Board of Directors or another committee thereof may also exercise the authority granted to the Committee. To the extent an action of the Board of Directors conflicts with action taken by the Committee, the action of the Board of Directors will control. Throughout this section of the Proxy Statement, references to the power of the Committee to make a determination or establish terms of an award also refer to powers that may be exercised by the Board of Directors, in its discretion.
Eligibility. All employees and officers of the Company and its subsidiaries and affiliates, together with our directors, are eligible to participate in the 2017 Omnibus Incentive Plan. This group of eligible individuals currently includes 7 non-employee directors and approximately 300 other employees (including executive officers). The number of eligible employees is expected to increase over time based upon the future growth and needs of the Company.
Shares Available for Awards. If the 2017 Omnibus Incentive Plan is approved, the total number of shares of Class A common stock that may be issued under awards granted under the 2017 Omnibus Incentive Plan is the sum of 7,825,000 shares (which amount includes shares that have already been issued under the 2017 Omnibus Incentive Plan and shares issuable under outstanding awards that have already been granted under the 2017 Omnibus Incentive Plan) plus the number of shares subject to awards outstanding under the Company’s preexisting stock plans at the time the shareholders first approved the 2017 Omnibus Incentive Plan that become available for future grant under the 2017 Omnibus Incentive Plan as described below because they are forfeited or cancelled. Such total amount includes shares previously issued under awards granted under the 2017 Omnibus Incentive Plan, which reduces the amount of shares available for future awards. The cancellation or forfeiture of all awards made under such preexisting stock plans that remained outstanding at August 31, 2020 would add an additional 1,589,478 shares for issuance under the 2017 Omnibus Incentive Plan. Upon a grant of awards of restricted stock, restricted stock units or other similar awards (whether performance-based or time-vested) or unrestricted grants of shares of Class A common stock, the number of shares available for issuance under the 2017 Omnibus Incentive Plan will be reduced by 2.15 times the number of shares subject to such awards. Shares delivered under the 2017 Omnibus Incentive Plan may consist, in whole or in part, of authorized and unissued shares of common stock, treasury shares or shares of stock acquired by the Company. On November 24, 2020, the closing price of a share of our common stock was $23.11.
Shares reserved for awards under the 2017 Omnibus Incentive Plan or the preexisting stock plans that expire, are canceled or are otherwise forfeited in whole or in part will be available for future grant under the 2017 Omnibus Incentive Plan, with shares underlying awards of restricted stock, restricted stock units or other similar awards (whether performance-based or time-vested) or unrestricted grants of shares of our common stock added back to the plan by 2.15 times the number of shares subject to such awards. Subject to the terms of Section 409A of the Internal Revenue Code, substitute awards may be granted under the 2017 Omnibus Incentive Plan in substitution for stock and stock-based awards held by employees or other service providers of an acquired company in a merger, acquisition or consolidation. Substitute awards will not count against the share limit under the 2017 Omnibus Incentive Plan.
In the event a corporation acquired by (or combined with) the Company or any of its subsidiaries has shares available under a preexisting plan approved by the stockholders of such acquired (or combined) corporation and not adopted in contemplation of the acquisition or combination, the shares available for grant pursuant to the terms of such a preexisting plan may be used for awards under the 2017 Omnibus Incentive Plan and will not reduce the shares of Class A common stock authorized for grant under the 2017 Omnibus Incentive Plan. The number of shares available for awards under such a preexisting plan will be adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in the acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to the acquisition or combination. Awards made by the Company using shares available under such a preexisting plan will not be made after the date awards or grants could have been made under the terms of the preexisting plan if the acquisition or combination had not occurred, and will only be made to individuals who were not employees or directors of the Company or any of its subsidiaries prior to the acquisition or combination. Shares made available for awards due to such an acquisition or combination will not increase the amount of shares available for awards of incentive stock options unless the additional share limit is approved by the shareholders of the Company.
Individual Limits. In any calendar year, an eligible employee or director may receive, under the 2017 Omnibus Incentive Plan, stock options or stock appreciation rights with respect to no more than 1,000,000 shares of our common stock. In addition, in any calendar year, an eligible employee or director may receive restricted stock, restricted stock units, unrestricted grants of shares or other similar awards (whether performance-based or time-vested) with respect to no more than 500,000 shares of our common stock. Notwithstanding the foregoing, for an eligible outside director, the aggregate grant date fair value of awards granted to such an individual under the 2017 Omnibus Incentive Plan during any calendar year, along with any regular cash retainer or meeting fees paid to such individual during the calendar year, shall not exceed $700,000. In the event an individual employee becomes an outside director (or vice-versa) during a calendar year, the limit set forth in the immediately preceding sentence shall not apply to awards granted to such an individual in the individual’s capacity as an employee. The maximum amount that may be earned by an executive officer under a cash incentive award granted in any calendar year shall not exceed $2,500,000.
Minimum One-Year Vesting Period. Awards that are conditioned on an employee’s continued employment with the Company or an affiliate may not become vested earlier than one year from the date of grant, except for awards of up to 5% of the number of shares authorized under the 2017 Omnibus Incentive Plan and except in cases of accelerated vesting in connection the participant’s death, disability or retirement or upon a change in control of the Company. This limitation does not apply to awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of shareholders (but not less than 50 weeks after the date of grant) or to certain cash incentive awards.
No Current Payment of Dividends on Unvested Awards. The 2017 Omnibus Incentive Plan prohibits any right to current payment of any dividend (or distribution) with respect to shares subject to any unvested award, except that, as may be authorized under the respective award agreement, an award of restricted stock or restricted stock units may permit accrual of dividends paid on the shares underlying the award prior to vesting, with such dividends to be paid upon the vesting of the award and the accrued dividends being subject to forfeiture upon the forfeiture of the award prior to vesting.
Clawback of Awards. All awards under the 2017 Omnibus Incentive Plan are subject to the Company’s current executive incentive compensation clawback policy, or such other clawback policy as the Company may subsequently adopt, as well as any clawback or forfeiture requirements imposed by applicable law.
Adjustments. The aggregate number of shares under the 2017 Omnibus Incentive Plan, the type of shares as to which awards may be granted, the exercise price of and number and type of shares covered by each outstanding award and the performance standards applicable to awards are subject to adjustment in the event of a stock dividend, extraordinary distribution, recapitalization or certain other corporate transactions. The Committee also has the authority to substitute or exchange any or all outstanding awards or to make a cash payment in respect of such awards in the case of certain corporate transactions.
Types of Awards. The 2017 Omnibus Incentive Plan allows any of the following types of awards, to be granted alone or in tandem with other awards:
Stock Options. Stock options granted under the 2017 Omnibus Incentive Plan may be either incentive stock options, which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options, which are not intended to meet those requirements. The exercise price of a stock option may not be less than 100% of the fair market value of Class A common stock on the date of grant and the term may not be longer than 10 years, subject to certain rules applicable to incentive stock options; provided, that if a stock option other than an incentive stock option has an expiration date within 3 days of a Company “black-out period,” the expiration date of such stock option shall be extended for a period of 30 days following the end of the “black-out period” or such longer period as permitted by the Committee. The 2017 Omnibus Incentive Plan prohibits the repricing of outstanding stock options without shareholder approval (except with respect to a stock split, merger, acquisition, spin-off or any other similar, unusual or extraordinary corporate transaction or event). Grantees will not be entitled to receive any dividends or other distributions paid with respect to a stock option. Award agreements for stock options may include rules for the effect of a termination of service on the option and the term for exercising stock options after any termination of service. No option may be exercised after the end of the term set forth in the award agreement.
Stock Appreciation Rights. A stock appreciation right entitles the grantee to receive, with respect to a specified number of shares of common stock, any increase in the value of the shares from the date the award is granted to the date the right is exercised. The base price of a stock appreciation right may not be less than 100% of the fair market value of Class A common stock on the date of grant and the term may not be longer than 10 years. Except as otherwise provided by the Committee, stock appreciation rights will only be settled in shares of Class A common stock. The 2017 Omnibus Incentive Plan prohibits the repricing of outstanding stock options without shareholder approval (except with respect to a stock split, merger, acquisition, spin-off or any other similar, unusual or extraordinary corporate transaction event). Grantees will not be entitled to receive any dividends or other distributions paid with respect to a stock appreciation right. Award agreements for stock appreciation rights may include rules for the effect of a termination of service on the stock appreciation right and the term for exercising stock appreciation rights after any termination of service. No stock appreciation right may be exercised after the end of the term set forth in the award agreement.

Restricted Stock. Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain vesting conditions (which may include attaining certain performance goals). Unless otherwise determined by the Committee, if the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock will be forfeited. During the restricted period, the holder of restricted stock has the right to vote the shares of restricted stock, unless otherwise provided for by the Committee.
Restricted Stock Units. A restricted stock unit entitles the grantee to receive common stock after a “restricted period” during which the grantee must satisfy certain vesting conditions (which may include attaining certain performance goals). Unless otherwise determined by the Committee, if the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock unit will be forfeited.
Other Equity-Based or Cash Awards. The 2017 Omnibus Incentive Plan also authorizes the Committee to grant other types of equity-based or cash incentive awards, including deferred stock units, unrestricted shares, and other awards that are convertible into our common stock or are incentive awards payable in cash. For example, the Committee may grant awards that are based on the achievement of performance goals (described below) that are payable in shares of Class A common stock or are incentive awards payable in cash. The 2017 Omnibus Incentive Plan provides that cash incentive awards may be granted thereunder only to the Company’s executive officers.
Vesting and Performance Objectives. Awards under the 2017 Omnibus Incentive Plan are forfeitable until they become vested. An award will become vested only if the vesting conditions set forth in the award agreement (as determined by the Committee) are satisfied. The vesting conditions may include performance of services for a specified period, achievement of performance goals (as described below), or a combination of both. The Committee also has authority to provide for accelerated vesting upon occurrence of certain events.
Performance goals selected by the Committee as vesting conditions may be based on any one of the following performance goals or a combination thereof (or an equivalent metric): achieving a target level of Company net sales; achieving a target level of earnings (including gross earnings; earnings before certain deductions, such as interest, taxes, depreciation, or amortization; or earnings per share); achieving a target level of income (including net income or income before consideration of certain factors, such as overhead) or a target level of gross profits for the Company, one of its affiliates, or a business unit; achieving a target return on the Company’s (or one of our affiliate’s) sales, revenues, capital, assets, or shareholders’ equity; maintaining or achieving a target level of appreciation in the price of shares of Class A common stock; achieving a target market share for the Company (or an affiliate); achieving or maintaining a share price that meets or exceeds the performance of specified stock market indices or other benchmarks over a specified period; achieving a level of share price, earnings, or income performance that meets or exceeds performance in comparable areas of peer companies over a specified period; achieving specified reductions in costs or targeted levels in costs; achieving specified improvements in collection of outstanding accounts or specified reductions in non-performing debts; achieving a level of cash flow or working capital; introducing one or more products into one or more new markets; acquiring a prescribed number of new customers in a line of business; achieving a prescribed level of productivity within a business unit; completing specified projects within or below the applicable budget; completing acquisitions of other businesses or integrating acquired businesses; and expanding into other markets. Any criteria used may be measured, as applicable, (A) in absolute terms, (B) in relative terms (including without limitation by the passage of time and/or against another company or companies), (C) on a per-share basis, (D) against the performance of the Company as a whole or a segment of the Company, (E) on a pre-tax or after-tax basis, and/or (F) on a GAAP or non-GAAP basis.
If so specified in the award agreement, performance goals may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes, and other special charges such as restructuring expenses, acquisitions and divestitures and related expenses (including without limitation expenses related to goodwill and other intangible assets), stock offerings, stock repurchases, strategic loan loss provisions and other unusual, non-recurring items of gain or loss that are separately identified and quantified in the Company’s audited financial statements. Notwithstanding the preceding sentence, unless the Committee determines otherwise prior to the end of the applicable time for establishing performance objectives for an award, to the extent any such item affects any performance criteria applicable to an award, such item will be automatically excluded or included in determining the extent to which the performance objective has been achieved, whichever will produce the higher award (subject to the exercise of “negative discretion” by the Committee). The Committee may, in its discretion, also grant awards based on performance objectives other than those described above.
Non-Transferability. In general, awards under the 2017 Omnibus Incentive Plan may not be assigned or transferred except by will or the laws of descent and distribution. However, the Committee may allow the transfer of non-qualified stock options to a participant’s immediate family or to a trust or trusts for the benefit of such family members or one or more partnerships of which family members are the only partners.
Change in Control. For awards granted prior to the shareholder approval of the proposed amendment and restatement of the 2017 Omnibus Incentive Plan, the Committee will determine the treatment of such outstanding awards in connection with any transaction or transactions resulting in a change in control of the Company.
For awards granted (and arrangement entered into) after shareholder approval of the proposed amendment and restatement, upon a change in control of the Company if an outstanding award continues to be in effect following the change-in-control event or the entity that is the successor to the Company in the change-in-control transaction, or its parent or subsidiary, assumes the award or grants an equivalent award as a substitute for the award, any continued service requirement with respect to the award or substitute award is deemed to be satisfied if the award recipient’s employment or other service is terminated by the Company or its successor without “cause” within two years after the change-in-control event and, if the award is a performance-based award, the performance level will be deemed to be satisfied at the greater of the level of actual performance as of the date of the change-in-control event, as determined by the Committee, or the target level of performance. Unless such an award is so continued, assumed or substituted for upon a change-in-control event, the award is deemed to be vested upon the change in control and, if the award is a performance-based award, the performance level will be deemed to be satisfied at the greater of the level of actual performance as of the date of the change-in-control event, as determined by the Committee, or the target level of performance. If such an award is an option or stock appreciation right and the per share exercise price thereof equals or exceeds the fair market value of a share of Class A common stock upon the occurrence of the change in control, such award may be cancelled for no consideration upon the change in control.
Withholding. The Company is authorized to withhold from any award granted and any payment relating to any award under the 2017 Omnibus Incentive Plan any applicable taxes. In the discretion of the Committee, a participant may satisfy his or her withholding obligations through the Company’s withholding shares of Class A common stock that would otherwise be delivered upon settlement of the award.
Amendment and Termination. The Board of Directors may amend or terminate the 2017 Omnibus Incentive Plan at any time. No amendment that increases the total number of shares of common stock that may be granted under the 2017 Omnibus Incentive Plan, increases the maximum number of shares of common stock that may be issued to any individual participant, or amends the 2017 Omnibus Incentive Plan provision that prohibits repricing of options or stock appreciation rights without shareholder approval will be effective unless it is approved by the Company’s shareholders. Without the consent of an affected participant, no action may adversely affect in a material manner any right of such participant under any previously granted award.
Effective Date of Amendment and Restatement. The amendment and restatement of the 2017 Omnibus Incentive Plan will be null and void if the amendment and restatement is not approved by the shareholders at the Meeting.
Duration. Unless it is terminated sooner, no awards will be granted under the 2017 Omnibus Incentive Plan after October 18, 2026.
Federal Income Tax Consequences
The material United States federal income tax consequences of the grant and exercise of stock options and other awards under the 2017 Omnibus Incentive Plan, based on the current provisions of the Internal Revenue Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the 2017 Omnibus Incentive Plan are exempt from or comply with the rules under Section 409A and 457A of the Internal Revenue Code relating to non-qualified deferred compensation.
Non-qualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of Class A common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the excess (if any) between the fair market value of the shares underlying the stock option on the date of exercise over the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.
Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of 1) one year from the date the participant exercised the option, and 2) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.
With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of Class A common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of a stock appreciation right with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a stock appreciation right, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock appreciation right on the date of exercise and the grant price of the stock appreciation right.
Restricted Stock Awards, Restricted Stock Units, and Performance Awards. A participant generally will not have taxable income upon the grant of restricted stock, restricted stock units or performance awards. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant.
Other Stock or Cash-based Awards. The U.S. federal income tax consequences of other stock or cash-based awards will depend upon the specific terms of each award.
Tax Consequences to the Company. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Internal Revenue Code.
New Plan Benefits
A new plan benefits table for the amendment and restatement of the 2017 Omnibus Incentive Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the 2017 Omnibus Incentive Plan had the amendment and restatement then been in effect, as described in the federal proxy rules, are not provided because all awards made under 2017 Omnibus Incentive Plan upon the amendment and restatement will be made at the Committee’s discretion, subject to the terms of the 2017 Omnibus incentive Plan as amended and restated. Therefore, the benefits and amounts that will be received or allocated upon the amendment and restatement of the 2017 Omnibus Incentive Plan are not determinable at this time.

CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 15, 2020, unless otherwise indicated, certain information with respect to the beneficial ownership of common stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of the Company's Class A common stock, by the directors, by each current and former executive officer of the Company named in the Summary Compensation Table below and by the Company’s current executive officers and directors as a group.

Beneficial Owner (1)	Amount and Nature		Percent of Class
More Than Five Percent Shareholders:
BlackRock Institutional Trust Company, N.A. 55 East 52nd Street New York, New York 10055	7,835,394	(2)	13.1%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	6,758,433	(2)	11.3%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	6,236,385	(2)	10.4%
Wellington Management Company, LLP 208 Congress Street Boston, Massachusetts 02210	5,057,252	(2)	8.5%
Clarkson Capital Partners, LLC 91 West Long Lake Road Bloomfield Hills, Michigan 48304	4,743,797	(2)	7.9%
Pzena Investment Management, LLC 320 Park Avenue, 8th Floor New York, New York 10022	4,058,570	(2)	6.8%

Current Named Executive Officers and Directors:
Alfredo Altavilla, Director	9,332		*
Judy L. Altmaier, Director	654		*
Randal W. Baker, President and Chief Executive Officer	208,726	(3)	*
Barbara G. Bolens, Executive Vice President and Chief Strategy Officer	6,085	(4)	*
J. Palmer Clarkson, Director	17,024	(5)	*
Danny L. Cunningham, Director	30,473	(6)	*
Rick T. Dillon, Executive Vice President and Chief Financial Officer	42,268	(7)	*
E. James Ferland, Non-Executive Chairman of the Board of Directors	57,129	(8)	*
Richard D. Holder, Director	12,877		*
Fabrizio Rasetti, Executive Vice President, General Counsel and Secretary	6,660		*
John Jeffrey Schmaling, Executive Vice President and Chief Operating Officer	6,215		*
Sidney S. Simmons, Director	17,522	(9)	*

Former Executive Officer
Roger A. Roundhouse, Former Executive Vice President, Engineered Components & Systems	66,028	(10)	*

All Directors and Current Executive Officers as a group (12 persons)	414,965	(11)	*

*	Less than 1%.

(1)Unless otherwise noted, the specified person has sole voting power and/or dispositive power over the shares shown as beneficially owned.
(2)Such information is as of September 30, 2020 and is based on a report issued to the Company by a third-party service provider.
(3)Includes 23 shares held in the 401(k) Plan. Also includes 96,786 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2020. Excludes 2,279 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in the Company’s Class A common stock no less than six months following termination of employment. Mr. Baker does not have any voting or dipositive power with respect to the phantom stock units.
(4)Includes 2,588 shares issuable under restricted stock units scheduled to vest within 60 days after October 15, 2020.
(5)Includes 7,978 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.
(6)Includes 2,930 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2020. Includes 12,254 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.

(7)Includes 1,337 shares held in the 401(k) Plan. Also includes 17,535 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2020. Excludes 808 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in the Company’s Class A common stock no less than six months following termination of employment. Mr. Dillon does not have any voting or dispositive power with respect to the phantom stock units.
(8)Includes 11,029 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2020. Also includes 12,423 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.
(9)Includes 8,476 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.
(10)Mr. Roundhouse ceased to serve as Executive Vice President - Engineered Components & Systems Segment on October 31, 2019 in connection with the completion of the sale of the businesses comprising the Company’s former Engineered Components & Systems (EC&S) segment on that date and his acceptance of employment with an affiliate of the buyer of such businesses on that date. Shares reported as beneficially owned by Mr. Roundhouse are as of October 31, 2019.
(11)Includes 1,360 shares held in the 401(k) Plan. Also includes 128,280 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2020 and 2,588 shares issuable under restricted stock units scheduled to vest within 60 days after October 15, 2020. Also includes 41,131 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.
The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. Shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days. Such beneficial ownership information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines
The Board of Directors (the “Board”) has adopted the Company’s Corporate Governance Guidelines (the “Guidelines”). The Guidelines state that the Board is elected by the shareholders to provide oversight and guidance to management with a view to increasing shareholder value over the long term. The Guidelines cover various topics, including, but not limited to, director independence, board and committee composition, board operations and leadership development. The Governance and Sustainability Committee of the Board monitors and oversees the application of the Guidelines and recommends to the Board any changes to the Guidelines. Each committee has a written charter that is approved by the Board and annually evaluated by the committee. While the Company has no formal policy with respect to the attendance of the directors at the Company’s annual meeting of shareholders, all current directors attended the 2020 annual meeting.
Board Committees, Charters, Functions and Meetings
The Board has three standing committees— an Audit Committee, a Governance and Sustainability Committee (formerly named the Nominating & Corporate Governance Committee) and a Compensation Committee—each of which has a charter. The Board appoints the members of these committees after considering the recommendations of the Governance and Sustainability Committee. There were twelve meetings of the Board during the fiscal year ended August 31, 2020. All members of the Board serving during the fiscal year ended August 31, 2020 attended at least 75% of the aggregate number of meetings of the Board and all the committees on which they served which were held during the respective director’s period of service. Current Board committee membership and functions appear in the table below.

Committees	Committee Functions
Audit Danny L. Cunningham, Chair Alfredo Altavilla Judy L. Altmaier Richard D. Holder Sidney S. Simmons Fiscal 2020 Meetings—8	• Manages oversight responsibilities related to accounting policies, internal control, financial reporting practices and legal and regulatory compliance
• Reviews the integrity of the Company’s financial statements
• Reviews the independent auditor’s qualifications and independence
• Reviews the performance of the Company’s internal audit function and the Company’s independent auditors
• Maintains lines of communication between the Board and the Company’s financial management, internal auditors and independent accountants
• Prepares the Audit Committee report to be included in the Company’s annual proxy statement
• Conducts an annual evaluation of the performance of the Audit Committee
Governance and Sustainability E. James Ferland, Chair J. Palmer Clarkson Danny L. Cunningham Sidney S. Simmons Fiscal 2020 Meetings—4	• Responsible for evaluating and nominating prospective members for the Board
• Exercises a leadership role in developing, maintaining and monitoring the Company’s corporate governance policies and procedures
• Conducts an annual assessment of the Board, Committees and Directors performance and contributions
• Conducts an annual evaluation of the performance of the Governance and Sustainability Committee
• Provides oversight of the Company's corporate responsibility, including environmental and social initiatives
Compensation Richard D. Holder, Chair Alfredo Altavilla Judy L. Altmaier J. Palmer Clarkson Fiscal 2020 Meetings—4	• Determines the compensation of executive officers and makes recommendations to the Board regarding Chief Executive Officer compensation.
• Administers the Company's annual (short-term) incentive compensation plans and equity-based (long-term) compensation programs
• Makes recommendations to the Board with respect to the amendment, termination or replacement of incentive compensation plans and equity-based compensation programs
• Recommends to the Board the compensation for Board members and conducts an annual evaluation of the performance of the Compensation Committee

Leadership Structure
The positions of Chair of the Board and Chief Executive Officer are separated between Mr. Ferland and Mr. Baker. This allows our CEO, Mr. Baker, to focus on the day-to-day business operations, while the Board Chair leads our Board in providing strategic direction, oversight and advice to management. The Board retains the authority to modify this leadership structure as and when appropriate to best address the Company’s circumstances and advance the interests of all shareholders.
The Board Chair’s responsibilities include: presiding over executive sessions of the independent directors; liaising between the Chief Executive Officer and independent directors; consulting with the Chief Executive Officer as to appropriate scheduling and agendas of meetings of the Board; and serving as the principal conduit for communications directed from shareholders to employees and the non-employee directors.
Executive Sessions of Non-Management Directors
The non-employee directors of the Board regularly meet in the absence of management. Mr. Ferland, the Board Chair, generally presides at these sessions.
Independence of Directors; Financial Expertise of Audit Committee
The Board has determined that each of Ms. Altmaier and Messrs. Altavilla, Clarkson, Cunningham, Ferland, Holder and Simmons (i) is independent within the definitions contained in the current New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines and (ii) has no other material relationship with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the Board has determined that each member of the Audit Committee is “independent” within the definition contained in current Securities and Exchange Commission (“SEC”) rules. The Board has determined that all members of the Audit Committee meet the financial literacy requirements of the New York Stock Exchange (“NYSE”) and Mr. Cunningham qualifies as an “audit committee financial expert” as defined by the SEC.
Board Role in Risk Oversight
The Board oversees an enterprise-wide approach to risk management, which is designed to support the achievement of organizational objectives (including strategic initiatives), improve long-term organizational performance and enhance shareholder value. While the Board has the ultimate oversight responsibility for the risk management process, the committees of the Board also have responsibility for aspects of organizational risk management. In particular, the Audit Committee focuses on legal, compliance and financial risks (including internal controls) and the Compensation Committee and the Governance and Sustainability Committee focus on compensation risk (as described below) and corporate governance policies and practices, respectively.
Compensation Risk Assessment
In establishing and reviewing our executive compensation program, the Compensation Committee considers, among other things, recommendations from shareholders and proxy advisory firms, whether the Company’s compensation programs reward executives for performance and whether the programs encourage unnecessary or excessive risk taking. The Compensation Committee annually performs a compensation risk assessment including an inventory of material incentive and sales compensation plans. The Compensation Committee, with assistance from an independent compensation consultant (see below), has overseen the implementation of several mitigating factors to help reduce the likelihood of undue risk taking related to compensation arrangements, including, but not limited to, the use of various measures (core sales, earnings, total shareholder return (“TSR”), and cash flow) in a balanced mix of annual and long-term incentive plans, use of multiple types of incentives (cash, restricted stock units and performance shares), and executive stock ownership guidelines that help align incentives with long-term company stock price appreciation. The Compensation Committee and Board believe that the Company’s compensation policies and practices do not encourage unnecessary or excessive risk and are not likely to promote other behavior that could result in a material adverse event for the Company.
Codes of Conduct and Ethics
The Company’s Code of Conduct applies to all officers, directors and employees of the Company and sets out the standards of legal and ethical behavior to which all such representatives of the Company must adhere. The Company also has adopted the Code of Ethics Applicable to Senior Finance Executives (“Code of Financial Ethics”), which applies to its senior corporate executive team, including its Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Corporate Controller, or persons performing similar functions. The Code of Conduct and Code of Financial Ethics are reviewed annually by the Governance and Sustainability Committee.
Information Available Upon Request
Copies of the charters of the Audit Committee, Governance and Sustainability Committee and Compensation Committee, the Corporate Governance Guidelines, the Code of Conduct and the Code of Financial Ethics are available on the Corporate Governance section of the Company’s website at www.enerpactoolgroup.com. They also may be obtained, free of charge, upon written request directed to our Executive Vice President, General Counsel & Secretary, Enerpac Tool Group Corp., N86 W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051, or by telephone at (262) 293-1500.
Director Selection Procedures
The Governance and Sustainability Committee has the lead role in identifying director candidates, including the slate of directors presented for election at the Company’s annual meeting of shareholders. The Governance and Sustainability Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Company and state the shareholder’s name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate.
Nominees for director are selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties. Although it does not have a formal diversity policy, the Board is committed to an inclusive membership, embracing diversity with respect to background, experience, skills, education, special training, race, age, gender, national origin and viewpoints.
The Governance and Sustainability Committee’s objective is to assemble and maintain a Board that provides an optimized mix of skills, experience and perspectives to provide oversight and strategic guidance and maximize shareholder value in the context of the Company’s current or expected circumstances. In evaluating director nominees, the Governance and Sustainability Committee considers a range of factors and circumstances, including the following:
•the strategic objectives and needs of the Company with respect to the particular talents, experience and diverse perspectives and backgrounds of its directors;
•the knowledge, skills and experience of nominees, including operational, leadership and board experience;
•familiarity with the Company’s markets, including international business experience;
•financial literacy and expertise with accounting rules and practices;
•the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and
•the appropriate size of the Company’s Board.
The Governance and Sustainability Committee also may consider such other factors in addition to the foregoing as it deems are in the best interests of the Company and its shareholders. There is no limit with regard to the number of boards on which our directors may serve, but the Board considers service on others boards as a factor in the director selection process and requires that all directors be able to devote sufficient time to fulfill their duties to the Company’s Board and committees.
The Governance and Sustainability Committee believes it is appropriate that at least one, and preferably several, members of the Board meet the criteria for an “audit committee financial expert,” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under NYSE listing standards. The Governance and Sustainability Committee also believes it is appropriate for the Chief Executive Officer and potentially other members of the Company’s management to serve on the Board.
The Governance and Sustainability Committee identifies nominees for election to the Board by, among other considerations, evaluating the skills of the current members of the Board, their performance and contributions to deliberations, their tenure on the Board and other relevant circumstances. Current members of the Board with skills and experience to support the Company’s needs and strategic priorities and who are willing to continue to serve as directors generally are nominated for re-election, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. From time-to-time, the Governance and Sustainability Committee will determine to add new directors to the Board to enhance its capabilities, with such new directors being identified by a variety of means, including based on the recommendation of shareholders or existing directors or with the assistance of third-party recruiters to identify and evaluate the qualifications of candidates satisfying the Board’s criteria for new directors.
Director Resignation Policy
In order to ensure appropriate representation on the Board, the Governance and Sustainability Committee has adopted a policy regarding resignation from the Board upon a director’s retirement or a material change in principal occupation (such as the director’s cessation of employment) as of the time the director was last elected to the Board. Upon such a material change in a director’s position, a director shall offer his or her resignation as a director to the Governance and Sustainability Committee, which will accept or reject the resignation offer after considering the best interests of the Company and its shareholders.
Communications with Directors
Shareholders and other interested parties who want to communicate with the Board, the non-employee directors as a group, or any individual director can write to: Enerpac Tool Group Corp., Attention: Chair of the Board of Directors, N86 W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051. Your letter should indicate whether you are a shareholder. Depending on the subject matter, management will:
•forward the communication to the director or directors to whom it is addressed;
•attempt to handle the inquiry directly, such as where it is a request for information about the Company or it is a common stock related matter; or
•not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Certain Relationships and Related-Person Transactions
The Corporate Governance Guidelines and Code of Conduct document the Company’s policies regarding conflicts of interest and related-party transactions. Under these policies, any related-party transaction or potential conflict of interest involving an executive officer, director or 5% shareholder is reviewed by legal counsel and referred to the Governance and Sustainability Committee for final resolution.
The Governance and Sustainability Committee has evaluated the following relationships in fiscal 2020 for the existence of a potential conflict of interest:
•Mr. Cunningham became a director of WEC Energy Group (“WEC”) in 2018. WEC is an electric and gas utility providing services to customers in Wisconsin, Illinois, Michigan and Minnesota, where several of the Company’s facilities and operations are located. In fiscal 2020, the Company made purchases of approximately $250,000 from the utility and its affiliates. All transactions were on an arm’s-length basis. The Board has evaluated the relationship between the Company and WEC and has determined that it does not interfere with the exercise of Mr. Cunningham’s independent judgment.
•Mr. Ferland’s daughter joined Deloitte Consulting LLP in an entry-level position in August 2020. Deloitte Tax LLP, an affiliate of Deloitte Consulting LLP, has provided tax advisory services to the Company for years. In fiscal 2020, the Company paid Deloitte Tax LLP approximately $1.2 million for tax advisory services, including tax planning and tax audit support services. The terms of the engagement of Deloitte Tax LLP for these services were on an arm’s-length basis. The Board has evaluated the relationship between the Company and these Deloitte entities and has determined that it does not interfere with the exercise of Mr. Ferland’s independent judgment.
Other than as disclosed in the preceding paragraph, during fiscal 2020 the Company is not aware of being party to any transaction in which an executive officer, director or 5% shareholder had a direct or indirect material interest.
Compensation Committee Interlocks and Insider Participation
During fiscal 2020, no member of the Compensation Committee served as an officer, former officer or employee of the Company or had a relationship disclosable under “Certain Relationships and Related-Person Transactions.” Further, during fiscal 2020, no executive officer of the Company served as:
•a member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or
•director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.
The Audit Committee represents and assists the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of the Company's financial statements and financial reporting process and the Company's systems of internal controls over financial reporting; (ii) the performance of the internal audit function; (iii) the annual independent audits of the Company's financial statements and management's report regarding the effectiveness of the Company's system of internal control over financial reporting; (iv) the compliance by the Company with legal and regulatory requirements, including the Company's disclosure controls and procedures; and (v) the fulfillment of the other responsibilities set out in the committee's charter. The Audit Committee has the responsibility for the engagement and retention of the Company's independent registered public accounting firm, the evaluation of its qualifications, independence and performance, and the approval of all audit and other engagement fees.
In discharging its responsibilities, the Audit Committee is not itself responsible for planning or conducting audits or for any determination that the Company's financial statements are complete and accurate or presented in accordance with generally accepted accounting principles. The Company's management is primarily responsible for its financial statements and the quality and integrity of the reporting process. The independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of the Company’s internal control over financial reporting.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results of operations and financial position and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
Additionally, the Audit Committee has done, among other things, the following:
•discussed with PricewaterhouseCoopers LLP the overall scope and plans for its audit;
•met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting;
•reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2020 with the Company’s management and PricewaterhouseCoopers LLP;
•discussed with PricewaterhouseCoopers LLP those matters required to be discussed by the Public Company Accounting Oversight Board ("PCAOB") Audit Standard No. 1301, Communications with Audit Committees and SEC Regulations S-X, Rule 2-07, Communications with Audit Committees; and
•received the written disclosures and the letter from PricewaterhouseCoopers LLP required pursuant to Rule 3526, “Communication with Audit Committees Concerning Independence,” of the PCAOB and discussed with PricewaterhouseCoopers LLP its independence.
Based upon the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020.
No member of the Audit Committee is employed by, or has any other material relationship with, the Company. The Board of Directors has determined that at least one member of the Audit Committee qualifies as an "audit committee financial expert" under Securities and Exchange Commission regulations, and the Audit Committee is comprised entirely of independent directors as required by the New York Stock Exchange listing standards and the applicable rules of the Securities and Exchange Commission.

October 26, 2020

THE AUDIT COMMITTEE

Danny L. Cunningham, Chair
Alfredo Altavilla
Judy L. Altmaier
Richard D. Holder
Sidney S. Simmons

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section of the proxy provides information regarding the compensation program for our current Chief Executive Officer, Chief Financial Officer, the three other most highly compensated executive officers serving at August 31, 2020, and one former executive officer whose service ceased prior to August 31, 2020 but whose total compensation in fiscal 2020 would have made him one of the three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer, which are collectively referred to as the Named Executive Officers (“NEOs”). Our fiscal 2020 NEOs are as follows:
•Randal W. Baker, President and Chief Executive Officer;
•Rick T. Dillon, Executive Vice President and Chief Financial Officer;
•John Jeffrey Schmaling, Executive Vice President and Chief Operating Officer;
•Fabrizio Rasetti, Executive Vice President, General Counsel and Secretary;
•Barbara G. Bolens, Executive Vice President and Chief Strategy Officer; and
•Roger A. Roundhouse, Former Executive Vice President - Engineered Components & Systems Segment.
Executive Summary
The Company is committed to developing and implementing an executive compensation program that directly aligns the interests of the NEOs with the long-term interests of shareholders. With this goal in mind, the Company has developed an executive compensation program that is designed to:
•attract and retain highly experienced and committed executives who have the skills, education, business acumen and background to successfully lead an industrial company;
•motivate executives to demonstrate exceptional personal performance and consistently perform at or above expected levels during different business cycles; and
•provide balanced incentives for the achievement of near-term and long-term objectives, without incentivizing executives to take excessive risk.
In fiscal 2020, the Company completed its transition to become a pure-play industrial tools and services company with the consummation of the sale of its former Engineered Components & Systems (EC&S) segment, which has been reflected in the Annual Report as discontinued operations for all periods presented. On April 12, 2019, in anticipation of the contemplated sale of the EC&S segment, the Company entered into a Retention Incentives Agreement (the “Retention Agreement”) with Mr. Roundhouse, which is described on page 39 of this Proxy Statement. Mr. Roundhouse ceased to serve as Executive Vice President - Engineered Components & Systems Segment on October 31, 2019 in connection with the completion of the sale of the businesses comprising the EC&S segment on that date and his acceptance of employment with an affiliate of the buyer of such businesses on that date. In light of the pending sale of the EC&S segment, no adjustments to Mr. Roundhouse’s salary were made for fiscal 2020 and he received no equity or other incentive awards in fiscal 2020.
The Company’s executive compensation program for fiscal 2020 was designed, and the performance measures for incentive compensation awards made in fiscal 2020 were established, before the onset of the COVID-19 global pandemic. The COVID-19 pandemic has had a substantial negative impact on the global economy and consequently on the Company’s business. As part of company-wide cost savings actions recommended by management to mitigate the adverse financial impact of the COVID-19 pandemic, the following changes to the executive compensation program were implemented during the fiscal year:
•the base salary of the Company’s President and Chief Executive Officer was reduced with the effect that he did not receive any salary payment for four weeks;
•the base salary of the Company’s other executive officers was reduced with the effect that each of them did not receive any salary payment for two weeks;
•all awards under the Company’s annual incentive compensation plan were terminated with no executive officer receiving any payment for the awards made under that plan for fiscal 2020; and
•the matching contributions by the Company under its 401(k) plan were temporarily suspended.
The Committee believes that the Company’s executive compensation program is effectively linked to performance, particularly in light of these mid-year actions undertaken to address the adverse impact of the COVID-19 pandemic on the Company’s business in fiscal 2020. The Company’s equity compensation awards are intended to reward performance over a longer term, with the value of the shares realized upon the payout or vesting of these awards being dependent on the Company’s performance over the respective performance and vesting periods.

Alignment of Compensation to Performance
The Company’s executive compensation program is designed to align with our financial and strategic objectives, which are intended to create shareholder value. The Company is well-positioned to deliver long-term shareholder value through a sustainable business model built on well-established brands, robust global distribution and broad end markets, a clear focus on our core tools and services business, disciplined capital deployment and an experienced leadership team. The key tenets of our business model center around creating best-in-class returns through growth of our core businesses, driving efficiency and profitability, generating strong cash flow, and prudent deployment of our capital. We intend to create organic growth in excess of our markets through market share capture, product innovation, commercial effectiveness, and expansion in our industries and within our regions. In addition to organic growth, we also focus on EBITDA margin expansion through optimizing our manufacturing footprint, reducing our structural costs, strategic sourcing and product portfolio rationalization. Cash flow generation is critical to achieving our financial and long-term strategic objectives and is achieved through expanding profit margins and driving improvement in working capital velocity in combination with our low capital intensity. Finally, we are focused on improving returns on invested capital through investing in ourselves, maintaining a strong balance sheet, making acquisitions aligned with our strategy and opportunistically acquiring our own shares.
Shareholder Input on Executive Compensation Program
At the annual meeting held in January 2020, shareholders overwhelmingly supported the advisory proposal to approve the compensation of NEOs as disclosed in the proxy statement for that annual meeting, with the approval of approximately 98% of the Company's common stock that voted either “for” or “against” the proposal. The Company engages with shareholders to gather feedback on its compensation programs, which has led to changes that strengthen the link between executive pay and Company performance. We will continually assess and modify the Company’s executive compensation program to incorporate shareholder input, industry trends and competitive compensation practices.
The Compensation Committee (referred to in this section of the Proxy Statement as the “Committee”) engages in an ongoing review of the Company’s executive compensation program to evaluate whether the program supports the Company’s compensation philosophy and objectives, and aligns with the Company’s business objectives. In connection with this ongoing review, and based on feedback received from our shareholders, the Committee continues to implement and maintain what it believes are best practices for executive compensation, each of which reinforces the Company’s compensation philosophy. Below is a summary of those practices.

What the Company Does	What the Company Does Not Do
Use performance metrics to align pay with performance	Offer gross-ups of related excise taxes on executive severance agreements
Cap payouts under our annual cash bonus plan and performance share plans	Otherwise provide tax gross-ups in the event of a change in control
Have robust stock ownership guidelines for our CEO and NEOs	Pay dividends on unearned and unvested performance shares
Apply clawback provisions to annual cash bonus and equity awards for executives in case of financial restatement	Pay dividends on unvested restricted stock units
Engage an independent compensation consultant that reports to the Committee	Reprice stock options
Prohibit short sales, hedging or pledging of our stock by our executive officers and directors
Oversight of the Executive Compensation Program
The Committee is primarily responsible for overseeing the Company’s executive compensation program and considers advice from an independent compensation consultant regarding competitive market pay practices. The Company’s CEO and management team also provide the Committee specific information related to NEO performance, compensation data and financial results.
Role of Compensation Committee
The Committee establishes the Company’s executive compensation philosophy and administers the overall executive compensation program. The Committee reviews and approves all components of the compensation program, establishes objectives for NEOs that are aligned with the Company’s business and financial strategy, and determines compensation levels for NEOs. CEO compensation is recommended by the Committee to the Board for approval. The Committee monitors the performance of NEOs (other than the CEO) through verbal updates regarding their annual reviews completed by the CEO and performs a separate evaluation of the CEO’s performance in cooperation with the Chair of the Board.
Role of Compensation Consultant
The Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. The Committee utilized the services of Willis Towers Watson (“Willis”) as its independent compensation consultant in designing the executive compensation program for fiscal 2020. Willis assisted the Committee by evaluating executive compensation, analyzing pay alignment with financial and stock performance, providing general compensation trends and competitive market data and benchmarking, and participating in the design and implementation of certain elements of the executive compensation program. Willis did not make specific recommendations on individual compensation amounts for the executive officers or independent directors or did it determine the amount or form of executive and director compensation.
The Company also uses other divisions of Willis for actuarial services related to pension plans, post-retirement healthcare plans and other benefits, and Willis also was the Company’s primary insurance broker for part of the fiscal year. The Committee and the Board did not review or approve the other services provided to the Company by Willis, as those services are approved by management in the normal course of business. Fees paid to Willis for services to the Committee during the fiscal year ended August 31, 2020 were approximately $55,350. Fees paid to Willis for these additional services in the fiscal year ended August 31, 2020 were approximately $2.2 million. Willis’ executive compensation consultants have not been involved in providing any of the additional actuarial or brokerage services for which the Company has engaged Willis.
In February 2020, the Committee replaced Willis with Mercer LLC (“Mercer”) as its independent compensation consultant. Mercer did not provide consulting services to the Committee with respect to fiscal 2020 executive compensation program design. In the process of making each selection, the Committee considered each compensation consultant’s independence by taking into account the factors prescribed by the NYSE listing rules. In its respective role as the Committee’s independent compensation advisor, each of Willis and Mercer provided written confirmation of its independence and the existence of any potential conflicts of interest. The Committee also reviewed the respective policies and procedures that each of Willis and Mercer maintains to prevent conflicts of interest, evaluates whether there are personal or business relationships between Willis or Mercer, on the one hand, and members of the Compensation Committee, on the other hand, and validates that employees of Willis who performed, and employees of Mercer who perform, consulting services do not own the Company’s common stock. Based on this evaluation, the Committee determined that no conflict of interest existed with respect to Willis or exists with respect to Mercer.
Role of Management and the Chief Executive Officer
The CEO, in consultation with the Human Resources function, develops compensation recommendations for the Committee to consider. The CEO considers various factors when making recommendations, including external market data provided by the Committee's independent compensation consultant, the relative importance of the executive’s position within the organization, the executive’s tenure and experience and the executive’s performance and contributions to the Company’s results.
The CEO, with assistance from Human Resources and Finance personnel, monitors existing compensation plans and programs applicable to NEOs and other executives, recommends financial and other targets to be achieved under those programs, prepares analyses of financial data, peer comparisons and other briefing materials for the Committee in making its decisions, and, ultimately, implements the Committee’s decisions.
Assessing Competitive Compensation Practices
The Committee reviews general industry survey data as well as compensation practices for certain publicly traded U.S. companies with which the Company considers it competes for executive talent (the “Peer Group”). In evaluating compensation decisions for fiscal 2020, it also used information from the Willis 2019 General Industry Executive Compensation Market Analysis Survey (the “Willis General Industry Survey”) to obtain additional benchmarking for executive compensation trends for manufacturing industry companies with annual revenues comparable to the Company. The Committee does not determine the companies that are included in the Willis survey data.
From time to time, the Committee has undertaken a review of the Peer Group as a reference for evaluating the reasonableness and appropriateness of both pay levels and design of compensation programs. The Committee chose not to conduct a review of the Peer Group for compensation decisions made for fiscal 2020, determining after consulting with Willis to rely on the Willis General Industry Survey and the Peer Group benchmark survey Willis provided in 2018, after having adjusted compensation levels in 2019 for a 3% increase for inflation and merit and with no increase for 2020. The companies listed below are included in the Peer Group for the 2018 survey:

Altra Industrial Motion Corp.	Crane Co.	IDEX Corporation	Standex International Corp.
A.O. Smith Corporation	EnerSys	John Bean Technologies Corp.	TriMas Corporation
Barnes Group Inc.	EnPro Industries, Inc.	Kennametal Inc.	Woodward, Inc.
Belden Inc.	Graco Inc.	Lincoln Electric Holdings Inc.
Brady Corporation	Harsco Corporation	Nordson Corporation
Briggs & Stratton Corporation	Hillenbrand, Inc.	Rexnord Corporation
In light of the Company’s transition to become a pure-play industrial tools and services company with the consummation of the sale of the former EC&S segment on October 31, 2019, the Committee undertook in April 2020 to redefine a peer group to better reflect the Company’s business and size. The Committee intends to evaluate benchmarking information with respect to this revised peer group for executive compensation decisions made for fiscal 2021. The companies in this revised peer group are as follows:

Badger Meter, Inc.	ESCO Technologies Inc.	Lydall, Inc.	Thermo Group Holdings, Inc.
Barnes Group Inc.	Graco, Inc.	Proto Labs, Inc.	TriMas Corporation
Brady Corporation	Harsco Corporation	RBC Bearings Incorporated
Columbus McKinnon Corporation	Helios Technologies, Inc.	SPX FLOW, Inc.
EnPro Industries Inc.	Kadant Inc.	Standex International Corporation
Target Level Compensation Determination
To determine NEO compensation, the Committee considers factors such as the level of responsibility, skills and experiences required by the position, the executive’s qualifications, the Company’s ability to replace the individual, the overall competitive environment, current and historical compensation levels, performance in the role, length of service, the Committee’s view of internal equity and consistency and other considerations it may feel are relevant. In analyzing these factors, the Committee reviews competitive compensation data and targets the 50th percentile of pay for Total Direct Compensation (base salary, annual cash bonus and equity incentive awards). In some cases, individual components of compensation may be over market (in order to emphasize a particular element or if individual circumstances dictate), but the total compensation package is market competitive and will generally not exceed the 75th percentile of market at target.
Components of Executive Compensation
We seek to pay the Company’s executives fairly and competitively and to link pay with performance. The main elements of executive compensation are base salary, a short-term incentive in the form of an annual cash bonus, and long-term equity incentive awards. The Company emphasizes compensation opportunities that reward executives when they deliver targeted financial results. A significant portion of executive compensation is equity-based. For fiscal 2020, incentive compensation at target (annual cash bonus and equity incentive awards) accounted for approximately 80% of Mr. Baker’s Total Direct Compensation opportunity and approximately 64% of the average Total Direct Compensation opportunity of the other NEOs (other than Mr. Roundhouse, who did not receive any incentive compensation awards).
Base Salary
Base salaries are reviewed annually and established considering the scope and complexity of the role, market competitiveness, individual performance and Company operating performance. Individual performance is evaluated based on achievement of established goals and objectives related to business performance and leadership. Generally, changes in base salary are the result of an annual merit increase, promotion, or change in role or market adjustment. As a result of the annual review, no adjustments were made to the annual salary rates for the NEOs for fiscal 2020 from the annual salary rates set in fiscal 2019.
As part of company-wide cost savings actions recommended by management to mitigate the adverse financial impact of the COVID-19 pandemic, commencing in April 2020 the base salary of the Company’s President and Chief Executive Officer was reduced with the effect that he did not receive any salary payment for four weeks and the base salary of the Company’s other executive officers was reduced with the effect that each of them did not receive any salary payment for two weeks.
Annual Bonus
Our NEOs, along with other leaders and substantially all U.S. employees, have an opportunity to earn an annual cash bonus based on achievement of certain performance objectives. The three performance metrics implemented within the fiscal 2020 annual bonus plan were Core Sales Growth, EBITDA Margin % and Free Cash Flow Conversion. The diagram below illustrates the fiscal 2020 bonus plan design for the NEOs.

Annual bonus opportunity percentages vary by NEO and are determined based on their scope of duties and responsibilities as well as market and peer group data. Annual bonus achievement can range from 0% to 200% of the target annual bonus based on actual performance. The following table summarizes the fiscal 2020 annual bonus opportunity granted to executive officers and weighting for each NEO receiving an annual bonus opportunity.

	Annual Bonus Opportunity as a % of Base Salary			Weighting of Components of Target Annual Bonus
Name	Threshold	Target	Maximum	Core Sales Growth	EBITDA Margin %	Free Cash Flow Conversion
Randal W. Baker	0%	100%	200%	30%	50%	20%
Rick T. Dillon	0%	70%	140%	30%	50%	20%
John Jeffrey Schmaling	0%	60%	120%	30%	50%	20%
Fabrizio Rasetti	0%	60%	120%	30%	50%	20%
Barbara G. Bolens	0%	60%	120%	30%	50%	20%
The fiscal 2020 annual bonus was designed to be earned based on performance against approved Core Sales Growth, EBITDA Margin % and Free Cash Flow Conversion scales, which were established by the Committee in the first quarter of the fiscal year, considering financial plans, market conditions, year-over-year performance, non-recurring projects, and the general economic environment. Core Sales represents the net sales change between years, excluding the impact of acquisitions, divestitures and foreign currency rate changes. EBITDA and Free Cash Flow Conversion are calculated as illustrated in the “Reconciliation of GAAP Measures to Non-GAAP Measures” included in the Annual Report, which accompanies this Proxy Statement.
In April 2020, the Committee terminated the fiscal 2020 annual bonus plan for all participants, including the NEOs, as part of the company-wide cost savings actions recommended by management to mitigate the adverse financial impact of the COVID-19 pandemic. As a result, none of the NEOs received any payments for the annual incentive compensation opportunities awarded for fiscal 2020.
Equity Compensation
We believe a significant portion of Total Direct Compensation should be made in the form of equity compensation due to the strong alignment created with shareholders. If the Company’s stock price declines, so does the value of the NEOs’ compensation, and vice versa. For our NEOs, the Committee approves a target award value based on the independent compensation consultant’s benchmarking data and other applicable factors such as internal equity and individual contributions. For fiscal 2020, the equity awards for NEOs were allocated 50% as performance shares and 50% as restricted stock units, generally consistent with the equity allocation practices of the Peer Group.
The following describes each type of award:
Performance-Based Restricted Stock Units (“Performance Shares”)—Performance Share awards have a three-year performance period, with vesting based 50% on achievement of a Free Cash Flow Conversion target and 50% on the Company’s Total Shareholder Return ("TSR") relative to the S&P 600 SmallCap Industrial Index (approximately 90 companies). New three-year performance cycles start annually with grants near the beginning of each fiscal year. The Committee designed the plan to include both TSR and Free Cash Flow Conversion elements to emphasize the importance of these two metrics to the long-term success of the Company. TSR aligns the interests of shareholders and executives, while strong Free Cash Flow Conversion helps ensure adequate cash generation to fund Company growth, dividends and stock buybacks. The targets and vesting scale for Performance Shares granted in fiscal 2020 were as follows:

Measure	Threshold	Target	Maximum
Vesting Scale (as a percentage of Target)	50%	100%	150%
Relative TSR Percentile	25th	50th	75th
Free Cash Flow Conversion	100%	115%	140%
The following tables summarize threshold, target and maximum share opportunities for the fiscal 2020 Performance Share grants made to the NEOs:

	2020 Performance Shares Grant
Name	Threshold	Target	Maximum
Randal W. Baker	27,785	55,570	83,355
Rick T. Dillon	5,877	11,754	17,631
John Jeffrey Schmaling	5,877	11,754	17,631
Fabrizio Rasetti	4,435	8,870	13,305
Barbara G. Bolens	2,671	5,342	8,013
The targets and vesting scale for the Performance Shares granted in fiscal 2018 for the three-year performance period ended August 31, 2020, and the vesting level achieved, are shown below:

	Threshold (50%)	Target (100%)	Maximum (150%)	Actual Relative TSR Percentile	Actual Vesting for Relative TSR Percentile
Relative TSR Percentile	25th	50th	75th	37th	74%

	Threshold (50%)	Target (100%)	Maximum (150%)	Actual Cash Flow Conversion	Actual Vesting for Free Cash Flow Conversion
Free Cash Flow Conversion	100%	115%	140%	76%	0%
As a result of these performance levels, shares paid out upon the vesting of the Performance Shares were at 37% of the target award opportunity levels granted to the NEOs. The failure to satisfy the threshold level of performance for the three-year period ended August 31, 2020 with respect to the Free Cash Flow Conversion component of the Performance Shares was due to the Company’s determination to dispose of the former EC&S segment, which was reflected in the Company’s financial statements as discontinued operations for each of the three fiscal years in the performance period. In accounting for the former EC&S segment as discontinued operations, $13 million of corporate overhead expenses that had been allocated to the former EC&S segment prior to the treatment as discontinued operations was allocated to continuing operations in the financial statement used to determine the Company’s Free Cash Flow Conversion performance over the three-year period. In addition, the timing of consummation of the divestiture of the former E&CS segment resulted in the use of cash by the former E&CS segment of approximately $20 million in fiscal 2020, effectively offsetting cash generated by the former segment in the combined two prior fiscal years. Without the impact of these two factors, Free Cash Flow Conversion for the three-year period would have exceeded the target level. Although the terms of the awards of the PSUs would have permitted the Committee to make an adjustment to the Free Cash Flow Conversion performance level with respect to the treatment of the former E&SC segment as discontinued operations, the Committee elected to not make any such adjustment.
Restricted Stock Units and Awards—Restricted stock units and restricted share awards granted prior to January 2017 generally vested 50% after three years with the remaining 50% vesting after five years. Restricted stock units granted to officers thereafter generally have vested in equal annual installments over a three-year period subject to continued employment. The Committee has the ability to vary the vesting schedule for new grants. Individuals granted restricted stock units have the ability to defer receipt and taxability of the shares beyond their normal vesting dates into the Company’s deferred compensation plan by providing written notice to the Company at least twelve months in advance of the award’s scheduled vest date.
The following table summarizes the number of restricted stock units and the grant date fair value of restricted stock unit awards (based on the market price of the shares on the grant date) made to each NEO during the fiscal year ended August 31, 2020.

	Restricted Stock Unit Awards
Name	Number of Shares (#)	Grant Date Fair Value ($)
Randal W. Baker	58,719	1,378,135
Rick T. Dillon	12,420	291,497
John Jeffrey Schmaling	12,420	291,497
Fabrizio Rasetti	9,374	220,008
Barbara G. Bolens	5,646	132,512

 Practices Regarding the Grant of Equity Compensation
The Committee has generally followed a practice of making annual grants of restricted stock unit awards to its NEOs on a single date each year, when all material information is publicly available. In fiscal 2020, the Committee granted the restricted stock unit awards at its regularly scheduled January 2020 meeting. Performance Shares were granted in October 2019 near the beginning of the three-year performance period. While the vast majority of awards to NEOs have historically been made as part of the Company’s annual grant program, the Committee occasionally makes awards to NEOs or other employees at other times, such as in connection with hiring, promotions or for retention purposes.
Retirement and Other Benefits
The Company provides additional benefit programs to its employees, including NEOs and other executives, to attract and retain them as well as to provide a competitive total compensation program. The Company's benefits philosophy is to generally provide similar benefit programs for all non-bargaining unit employees, including NEOs. Modifications may be made in cases where IRS limits or other regulations prevent equitable treatment or for competitive positioning purposes. The following table summarizes such benefit plans and eligibility for U.S. employees:

Type of Benefit	NEOs	Certain Other Executives and High Level Managers	Most Other Full Time Employees
401(k) Retirement Plan	✓	✓	✓
Supplemental Executive Retirement Plan (SERP)	✓	Selectively	Not Offered
Employee Deferred Compensation Plan	✓	✓	Selectively
Medical/Dental/Vision Insurance	✓	✓	✓
Annual Physical	✓	Selectively	Not Offered
Life and Disability Insurance	✓	✓	✓
Supplemental Long Term Disability Insurance	✓	Selectively	Not Offered
Employee Stock Purchase Plan	✓	✓	✓
Tuition Reimbursement Plan	✓	✓	✓
Automobile Allowance/Leased Vehicle	✓	Selectively	Selectively
Financial Planning Services	✓	Selectively	Not Offered
Personal Use of Company Aircraft	✓	Selectively	Not Offered
401(k) Retirement Plan
Under the Company’s 401(k) Plan, most employees, including NEOs, may contribute eligible compensation up to IRS limits. Historically, the Company has provided a matching contribution of $0.50 for every $1 on employee elective contributions, up to 8% of eligible pay, with immediate vesting. In May 2020, the Company temporarily suspended the matching contributions under the 401(k) Plan as part of company-wide cost savings actions implemented to mitigate the adverse financial impact of the COVID-19 pandemic. The Company expects to reinstate the matching contributions on terms consistent with its historical practice when economic conditions improve. Although the 401(k) Plan permits the Company to make annual, discretionary contributions of up to 3% of eligible pay which would be fully vested after 3 years of service, the Company last made such a contribution for fiscal 2018.
Supplemental Executive Retirement Plan (“SERP”)
The SERP covers certain executive level employees (including the NEOs) and is designed to improve the competitive positioning of the Company's retirement programs, reward long-service employees and support executive retention and recruiting efforts. The SERP is a nonqualified defined contribution plan and the benefit is calculated by applying a SERP multiplier to total eligible compensation in a given year (base salary plus annual paid bonus). The SERP multiplier ranges from 3-6%, and is determined by a formula that takes into account the executive’s age and years of service. SERP contributions are credited to a notional interest bearing account and vest after five years of service or when the executive turns 60. The targeted combined annual NEO retirement contribution between the SERP and 401(k) Plan is approximately 7 to 10.5% of cash compensation, depending on age and years of service. Each year the Committee determines the interest rate for new SERP contributions. The rate for fiscal 2020 deferrals (1.89%) was based on the average of 5 and 10 year U.S. Treasury yields.

Employee Deferred Compensation Plan
The Company also offers a deferred compensation plan that allows U.S. employees with base salary over $120,000 to defer cash compensation, restricted stock units and associated taxes until retirement or termination of employment or, subject to certain limitations, an earlier specified date. Investment options include a mix of investment options similar to the 401(k) plan, a company stock account (although the plan was amended during the fiscal year ended August 31, 2019 to no longer permit investment contributions other than the deferral of restricted stock units to be made into the company stock account) and, for deferrals made prior to December 1, 2019, an interest bearing account. As a result of the unfunded nature of the plan, compensation deferrals are essentially unsecured loans from employees to the Company. The stock account return mirrors the performance of the Company’s stock price. Shares of common stock equal to the number of vested shares are transferred by the Company into a rabbi trust. When distributed, deferred amounts invested in the interest and investment accounts are paid out in cash while an appropriate number of shares of common stock (plus accrued dividends) are released from the rabbi trust to satisfy common stock fund distributions.
Contributions into the deferred compensation plan may reduce the ability to participate fully in the 401(k) plan. The same matching formula is used for deferrals in the deferred compensation plan as the 401(k) plan.
Other Benefits
Other perquisites are provided to help executives be more productive and efficient, to provide protection from potential business risk and as a competitive compensation measure. They are limited in amount, and the Company maintains a strict policy regarding the eligibility and use of these benefits, which include financial planning and personal use of the company airplane. Annual NEO personal use of the plane (which is reviewed by the Committee at least annually) is capped at 24 hours of flight time for the CEO and 12 hours for all other NEOs. The other benefits earned by our NEOs in fiscal 2020 are included in the “All Other Compensation Table” on page 33.
Stock Ownership Requirements
Ownership of Company stock by executives directly aligns their interests with shareholders. Accordingly, the Company maintains stock ownership guidelines for NEOs equal in value to a multiple of their base salary.

Position	Multiple of Base Salary Required to be held in Company Stock
CEO	5X
Other NEOs	3X
Stock ownership requirements include the value of unvested restricted stock units, consistent with Peer Group practices. Additionally, the value of “in the money” vested options, shares held in the 401(k), employee stock purchase plan and/or deferred compensation accounts, as well as shares owned outright or by immediate family members are counted towards the ownership requirements. The compliance period to achieve the ownership requirement is 5 years from the date of appointment. The Committee reviews each NEO’s compliance with these guidelines on an annual basis, and all NEOs have either met the target ownership level, or are within the five-year compliance period.
Executives are expected to hold all of their shares until the ownership requirements are met. Those who have not reached their specified targets are required to hold 50% of the gross value of the shares they receive so that they meet their requirements in a timely manner, with the 50% balance available to cover related income tax obligations.
Anti-Hedging Policy
The Company has adopted a policy prohibiting employees from engaging in short-term or speculative transactions involving the Company’s common stock. This policy prohibits trading in Company common stock on a short-term basis, engaging in short sales, and buying and selling puts and calls, and discourages the practice of purchasing the Company’s stock on margin.
Compensation Clawback Policy
The Company’s clawback policy for executive officers defines the economic consequences misconduct could have on their compensation. In the event of a financial restatement due to fraud or misconduct as determined by the Board of Directors, responsible executives must reimburse the Company for their annual cash bonus, as well as equity based awards or other performance-based compensation paid to the executive based on the financial results that were the subject of the restatement.

Changes for the Fiscal 2021 Executive Compensation Program
In addition to the change in the peer group of companies used for comparative purposes in evaluating the reasonableness and appropriateness of executive compensation, as described above, the Committee has made several other changes to the design of the annual bonus program and long-term equity incentives for fiscal 2021. These compensation program changes were adopted by the Committee in light of the economic uncertainties arising from the COVID-19 pandemic and are intended to address the challenges of implementing effective incentive compensation arrangements during these unprecedented times. Accordingly, these changes in the Company’s executive incentive compensation arrangements for fiscal 2021 do not reflect any long-term change in the Committee’s approach with respect to executive or incentive compensation. These changes for fiscal 2021 are outlined below:
•Annual Bonus Incentive. For fiscal 2021, NEOs will have an opportunity to earn an annual cash bonus at their current target bonus opportunity based on achievement of certain performance objectives. The plan will be bifurcated into two half-year measurement periods with separate and distinct performance objectives for each period and different weighting for each half relative to a participant’s annual target bonus amount. The performance objectives for the first half of the fiscal year will be based on achievement relative to approved sales and decremental margin scales. The weighting of the first-half period will be 25% of a participant’s target annual bonus opportunity, and the second half will account for the remaining 75% of the annual target opportunity. The performance objectives for the second half will be approved by the Committee in January 2021 and may include different performance objectives, forms of payment and other terms than those used in the first half. In addition to the annual bonus plan’s cash incentive opportunity, participants will have the opportunity to earn restricted stock units equal to 25% of the value of their annual target bonus opportunity based on achievement of an approved sales target.
•Long-term Equity Compensation. In prior years, equity awards for NEOs were allocated 50% as performance share units and 50% as restricted stock units. For fiscal 2021, the Committee intends to award both performance share units and restricted stock units, with a greater proportion of the equity awards being made as restricted stock unit awards, though the awards to Mr. Baker will have a higher proportion of performance share units relative to restricted stock units than that of the other NEOs. Consistent with past practice, performance share units were awarded by the Committee in October 2020, while restricted stock units will not be awarded until January 2021. Due to the uncertainties with respect to the duration and severity of the COVID-19 pandemic and its impact on the general economy and the markets served by the Company, setting appropriate three-year performance levels for determining the payout of performance share units using an internal company performance measure is difficult. In light of this difficulty, the Committee selected relative TSR as the sole performance measure for the performance share units.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.
November 9, 2020

THE COMPENSATION COMMITTEE

Richard D. Holder, Chair
Alfredo Altavilla
Judy L. Altmaier
Palmer Clarkson

Summary Compensation Table
The following table sets forth the total compensation applicable to the fiscal years ended August 31, 2020, 2019 and 2018 by the NEOs:

Name & Principal Position	Year	Salary ($)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Randal W. Baker	2020	$800,304	$2,851,851	$—	$12,459	$108,652	$3,773,266
President and Chief Executive Officer	2019	867,000	2,756,242	156,060	6,282	129,525	3,915,109
	2018	867,000	2,625,009	1,028,262	2,226	134,350	4,656,847

Rick T. Dillon	2020	$459,135	$603,213	$—	$5,904	$85,974	$1,154,226
Executive Vice President and Chief Financial Officer	2019	472,654	549,993	60,165	2,950	90,495	1,176,257
	2018	463,500	549,987	384,798	—	157,706	1,555,991

John Jeffrey Schmaling (1)	2020	$447,115	$603,213	$—	$755	$63,917	$1,115,000
Executive Vice President and Chief Operating Officer	2019	459,808	549,993	141,732	—	85,725	1,237,258
	2018	233,654	500,007	320,220	—	38,075	1,091,956

Fabrizio Rasetti	2020	$372,116	$455,240	$—	$340	$73,280	$900,976
Executive Vice President, General Counsel and Secretary	2019	382,845	400,003	41,796	—	142,576	967,220

Barbara G. Bolens	2020	$292,172	$274,181	$—	$379	$67,888	$634,620
Executive Vice President and Chief Strategy Officer

Former Executive Officer
Roger A. Roundhouse (2)	2020	$77,926	$—	$—	$—	$994,507	$1,072,433
Former Executive Vice President - Engineered Components & Systems Segment	2019	456,692	549,993	89,838	2,308	223,971	1,322,802
	2018	441,000	549,987	371,016	906	82,042	1,444,951
(1)    Mr. Schmaling joined the company in February 2018 and his base salary in 2018 represents actual salary earned from his start date to August 31, 2018. His annual salary rate at August 31, 2018 was $450,000. Mr. Schmaling also received a $250,000 restricted stock unit grant and $250,000 Performance Share grant upon joining the Company. Mr. Schmaling’s fiscal 2018 annual bonus was based on full-year bonus as stated in his offer letter dated January 18, 2018.
(2)    Mr. Roundhouse ceased to serve as Executive Vice President - Engineered Components & Systems Segment on October 31, 2019 in connection with the completion of the sale of the businesses comprising the Company’s former EC&S segment on that date and his acceptance of employment with an affiliate of the buyer of such businesses on that date.
(3)    Equity compensation awards granted in fiscal 2020 consisted of restricted stock units and Performance Shares. These equity awards are reported at a value, developed solely for purposes of disclosure in accordance with the rules and regulations of the SEC, equal to the “grant date fair value” thereof under ASC Topic 718 of the Financial Accounting Standards Board for financial reporting purposes, except that the reported value does not reflect any adjustments for risk of forfeiture. The reported amounts for any award do not reflect any adjustments for restrictions on transferability. See Note 14 of the Notes to Consolidated Financial Statements included in our Form 10-K for the year ended August 31, 2020 for a discussion of the assumptions made in determining the grant date fair values in this column. For the Performance Shares, the amount reported is based on the number of shares issuable upon achievement of the target level of performance. As described on page 27, the payout for Performance Share ranges from 0% to 150% of the target level based on the actual performance level achieved. Assuming maximum payouts for the Performance Shares at 150% of the target level, the amounts reported above for the restricted stock units and Performance Shares for fiscal 2020 would be as follows: Mr. Baker $3,588,710; Mr. Dillon, $759,072; Mr. Schmaling, $759,072; Mr. Rasetti, $572,856 and Ms. Bolens, $345,016. Mr. Roundhouse did not receive awards of restricted stock units and Performance Shares in fiscal 2020..
(4)    Reflects amounts earned under the annual bonus plan. Amounts are paid in the first quarter of the subsequent fiscal year. For additional information on the annual bonus plan, see page 25.
(5)    Reflects the portion of interest earned in the Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan that exceeds the SEC benchmark “market” rate of 3.55%, 2.80% and 1.34% in 2018, 2019 and 2020, respectively (120% of the applicable federal long term rate). See page 29 for information on the Employee Deferred Compensation Plan, and page 37 for NEO activity in this plan.
(6)    For fiscal 2020, these amounts consist of the following:

Name	401(k) Core and Match	401(k) Restoration (a)	SERP (b)	Automobile Allowance	Supplemental Life & Disability Insurance	Executive Physical	Personal Use of Company Plane (c)	Financial Planning	Retention Incentive Payment (d)	Total
Randal W. Baker	$8,823	$1,170	$47,818	$18,000	$4,083	$2,158	$26,600	$—	$—	$108,652

Rick T. Dillon	$5,237	$747	$20,772	$20,637	$3,540	$9,366	$22,800	$2,875	$—	$85,974

John Jeffrey Schmaling	$6,137	$—	$29,442	$23,665	$4,673	$—	$—	$—	$—	$63,917

Fabrizio Rasetti	$1,601	$—	$16,556	$22,513	$3,987	$4,622	$21,000	$3,000	$—	$73,279

Barbara G. Bolens	$8,759	$948	$17,572	$19,294	$1,922	$9,394	$—	$10,000	$—	$67,889

Former Executive Officer
Roger A. Roundhouse	$425	$—	$—	$15,882	$806	$—	$—	$200	$977,194	$994,507
(a)    Represents Company Restoration Contribution to the Employee Deferred Compensation Plan, as described on page 29.
(b)    Represents Company contribution to the SERP plan as described on page 28.
(c)    The income for personal use of the Company plane was determined by calculating the incremental cost including fuel, pilot and other variable costs.
(d)    Represents retention incentive payments received by Mr. Roundhouse under a Retention Incentives Agreement dated April 12, 2019 between the Company and him entered into in anticipation of the contemplated sale of the businesses principally comprising the Company’s former EC&S segment. Such agreement provided for cash payment to Mr. Roundhouse upon the achievement of specified milestones in connection with the process to complete such sale, as well as a payment upon the completion of such sale and certain severance benefits upon certain events of termination of employment with the buyer following the sale of the business. The agreement is described in greater detail on page 39.

Grants of Plan-Based Awards
The following table sets forth the equity compensation awards in fiscal 2020, as well as the potential range of payouts for fiscal 2020 under the annual bonus plan. Mr. Roundhouse did not receive any equity compensation or annual bonus plan awards in fiscal 2020.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Randal W. Baker	10/29/2019	—	—	—	—	27,785	41,678	—	—	—	784,648
	10/29/2019	—	—	—	—	27,785	41,678	—	—	—	689,068
	1/28/2020	—	—	—	—	—	—	58,719	—	—	1,378,135
	n/a	—	867,000	1,734,000	—	—	—	—	—	—	—

Rick T. Dillon	10/29/2019	—	—	—	—	5,877	8,816	—	—	—	165,966
	10/29/2019	—	—	—	—	5,877	8,816	—	—	—	145,750
	1/28/2020	—	—	—	—	—	—	12,420	—	—	291,497
	n/a	—	334,250	668,500	—	—	—	—	—	—	—

John Jeffrey Schmaling	10/29/2019	—	—	—	—	5,877	8,816	—	—	—	165,966
	10/29/2019	—	—	—	—	5,877	8,816	—	—	—	145,750
	1/28/2020	—	—	—	—	—	—	12,420	—	—	291,497
	n/a	—	279,000	558,000	—	—	—	—	—	—	—

Fabrizio Rasetti	10/29/2019	—	—	—	—	4,435	6,653	—	—	—	125,244
	10/29/2019	—	—	—	—	4,435	6,653	—	—	—	109,988
	1/28/2020	—	—	—	—	—	—	9,374	—	—	220,008
	n/a	—	232,200	464,400	—	—	—	—	—	—	—

Barbara G. Bolens	10/29/2019	—	—	—	—	2,671	4,007	—	—	—	75,429
	10/29/2019	—	—	—	—	2,671	4,007	—	—	—	66,241
	1/28/2020	—	—	—	—	—	—	5,646	—	—	132,512
	n/a	—	213,500	427,000	—	—	—	—	—	—	—
(1)    These columns show the range of payouts under the fiscal 2020 annual bonus plan described on page 25. The actual bonuses earned under this plan are included in the Summary Compensation Table on page 32.
(2)    Reflects Performance Shares granted in fiscal 2020 under the Company’s 2017 Omnibus Incentive Plan. Refer to page 26 “Equity Compensation-Performance Based Restricted Stock” for further details on these awards.
(3)    Reflects restricted stock units granted in fiscal 2020 under the Company’s 2017 Omnibus Incentive Plan.
(4)    The grant date fair value of restricted stock unit awards is based on the market price of the shares on the grant date or a simulation model (Monte Carlo), depending on the type of performance condition. See Note 14 of the Notes to Consolidated Financial Statements included in our Form 10-K for the year ended August 31, 2020 for a discussion of the assumptions made in determining the grant date fair values in this column.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the outstanding equity incentive plan awards held by each NEO at August 31, 2020. No equity awards granted to Mr. Roundhouse were outstanding at August 31, 2020.

	Option Awards						Stock Awards
Name	Date of Grant	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Randal W. Baker	3/21/2016	60,221	60,220	24.42	(3)	3/21/2026	23,546	489,757	(3)	—	—
	1/16/2017	36,565	36,565	26.95	(3)	1/16/2027	—	—		—	—
	10/17/2017	—	—	—		—	—	—		47,853	995,342
	1/22/2018	—	—	—		—	16,734	348,067	(4)	—	—
	10/30/2018	—	—	—		—	—	—		54,947	1,142,898
	1/22/2019	—	—	—		—	41,555	864,344	(4)	—	—
	10/29/2019	—	—	—		—	—	—		55,570	1,155,856
	1/28/2020	—	—	—		—	58,719	1,221,355	(4)	—	—

Rick T. Dillon	12/27/2016	9,490	9,490	26.95	(3)	12/27/2026	—	—		—	—
	1/16/2017	8,045	8,045	26.95	(3)	1/16/2027	—	—		—	—
	10/17/2017	—	—	—		—	—	—		10,026	208,541
	1/22/2018	—	—	—		—	3,506	72,925	(4)	—	—
	10/30/2018	—	—	—		—	—	—		10,964	228,051
	1/22/2019	—	—	—		—	8,292	172,474	(4)	—	—
	10/29/2019	—	—	—		—	—	—		11,754	244,483
	1/28/2020	—	—	—		—	12,420	258,336	(4)	—	—

John Jeffrey Schmaling	2/12/2018	—	—	—		—	3,577	74,402	(4)	10,191	211,973
	10/30/2018	—	—	—		—	—	—		10,964	228,051
	1/22/2019	—	—	—		—	8,292	172,474	(4)	—	—
	10/29/2019	—	—	—		—	—	—		11,754	244,483
	1/28/2020	—	—	—		—	12,420	258,336	(4)	—	—

Fabrizio Rasetti	5/7/2018	—	—	—		—	4,167	86,674	(4)	—	—
	10/30/2018	—	—	—		—	—	—		7,974	165,859
	1/22/2019	—	—	—		—	6,031	125,445	(4)	—	—
	10/29/2019	—	—	—		—	—	—		8,870	184,496
	1/28/2020	—	—	—		—	9,374	194,979	(4)	—	—

Barbara G. Bolens	10/29/2018	—	—	—		—	5,177	107,682		—	—
	1/22/2019	—	—	—		—	6,031	125,455		—	—
	10/29/2019	—	—	—		—	—	—		5,342	111,114
	1/28/2020	—	—	—		—	5,646	117,437		—	—
(1) Market value of restricted stock unit awards and Performance Shares is based on the $20.80 closing price of the Company’s common stock on August 31, 2020.
(2)    Represents awards of Performance Shares (at target) that include a three-year performance period and vest based on achievement of a Free Cash Flow Conversion target and the Company’s TSR percentile relative to the S&P 600 SmallCap Industrial Index. Subsequent to August 31, 2020 and the completion of the three-year performance period, the fiscal 2018 Performance Share grant (granted on October 17, 2017) vested at 37% of the target level. See “Equity Compensation-Performance Based Restricted Stock” on page 26 for additional details.
(3)    Fifty percent of the share based award vests on the third anniversary of the grant date and the balance of the award vests on the fifth anniversary of the grant date.
(4)    Restricted stock units vest in equal annual installments over a three-year period. The amount presented reflects the remaining unvested balance.

Equity Awards Exercised and Vested in Fiscal 2020
The grant date fair value of equity compensation awards in each of the past three fiscal years is included in the Summary Compensation Table on page 32. However, this does not reflect the actual value realized on past awards, which may be more or less than the target values, depending on the appreciation in the price of the Company’s common stock. The following table summarizes the number of shares and the actual value realized by each NEO upon the exercise of options and vesting of restricted stock units and Performance Shares during fiscal 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Randal W. Baker	—	—	80,544	1,919,635
Rick T. Dillon	—	—	13,614	330,604
John Jeffrey Schmaling	—	—	7,723	187,153
Fabrizio Rasetti	—	—	7,182	136,338
Barbara G. Bolens	—	—	5,603	135,849

Former Executive Officer
Roger A. Roundhouse (2)	—	—	53,786	1,332,402
(1)Value realized on exercise of stock options reflects the difference between the option exercise price and the market price at exercise multiplied by the number of shares, while the value realized on the vesting of restricted stock units and Performance Share awards reflects the number of shares vested multiplied by the market price of the stock on the vest date.
(2)Pursuant to the terms of the Retention Incentives Agreement between the Company and Mr. Roundhouse described on page 39, all of his unvested restricted stock units, Performance Shares (at target level) and stock options then outstanding became vested in connection with the completion of the sale of the Company’s former EC&S segment.

Employee Deferred Compensation
NEO’s are eligible to participate in the Company’s Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan (see page 28 for a description of the plans).

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
			Interest (2)	Other (3)
Randal W. Baker
Deferred Compensation	55,021	1,170	14,463	(2,111)	—	301,542
Supplemental Executive Retirement	—	47,818	9,394	—	—	257,146

Rick T. Dillon
Deferred Compensation	34,990	747	11,341	(749)	—	171,056
Supplemental Executive Retirement	—	20,772	2,734	—	—	88,865

John Jeffrey Schmaling
Deferred Compensation	—	—	—	—	—	—
Supplemental Executive Retirement	—	29,442	1,618	—	—	79,921

Fabrizio Rasetti
Deferred Compensation	—	—	—	—	—	—
Supplemental Executive Retirement	—	16,556	768	—	—	40,763

Barbara G. Bolens
Deferred Compensation	23,705	948	888	—	—	33,700
Supplemental Executive Retirement	—	17,572	—	—	—	17,572

Former Executive Officer
Roger A. Roundhouse
Deferred Compensation	5,365	—	504	4,185	73,879	—
Supplemental Executive Retirement	—	—	1,027	—	129,500	—
(1)NEO contributions include employee elective deferrals of base salary, annual bonus or restricted stock units (in accordance with the 2017 Omnibus Incentive Plan).
(2)Interest was earned on deferred balances at various rates based on the year that eligible compensation was deferred, with a rate of 1.89% for fiscal 2020 contributions. While the interest rates are above the SEC benchmark “market” rate (120% of the applicable federal long-term rate), the Company believes the rates are appropriate as they are reflective of the unsecured and unfunded nature of the Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan. Only the difference between the interest credited to the participant’s account and the SEC benchmark “market” rate of 1.34% is included under the caption “Non-qualified Deferred Compensation Earnings” in the Summary Compensation Table on page 32.
(3)Represents gain (loss) on Company stock and reinvested dividends included in each NEO’s deferred compensation account.
(4)The aggregate balance of August 31, 2020 represents the balance in each NEO’s participant account.

Equity Compensation Plan Information
The following table summarizes information, as of August 31, 2020, relating to our equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (3)
Equity compensation plans approved by security holders (1)	2,441,162	$26.45	2,644,536
Equity compensation plans not approved by security holders	—	—	—
Total	2,441,162	$26.45	2,644,536
(1)The number of securities to be issued upon exercise of outstanding options, warrants and rights comprises shares issuable with respect to 1,336,125 stock options at a weighted average exercise price of $26.49, 118,916 stock appreciation rights at a weighted average exercise price of $25.97 (the number of actual shares issued will vary based on the stock price on the date of exercise), 702,455 restricted stock units and 283,666 Performance Shares (at target), which 642,286 restricted stock units and 283,666 Performance Shares (at target) with respect to awards outstanding on August 31, 2020 under the 2017 Omnibus Incentive Plan. There were no stock options or stock appreciation rights issued under the 2017 Omnibus Incentive Plan that were outstanding at August 31, 2020..
(2)The weighted average exercise price does not take into account awards of Performance Shares or restricted stock units.
(3) The number of securities remaining available for future issuance under equity compensation plans include 2,362,855 shares under the 2017 Omnibus Incentive Plan, 101,426 shares under the Company’s Deferred Compensation Plan and 180,255 shares under the Company’s 2010 Employee Stock Purchase Plan.

Senior Officer Severance Plan and Retention Agreement
Senior Officer Severance Plan
On July 30, 2019, the Board of Directors approved the Company’s Senior Officer Severance Plan (the “Severance Plan”) to provide increased certainty for the covered executive officers and the Company in the event of a severance. The Severance Plan is expected to assist the Company with the retention and recruitment of key executives, provide the Company with important protections, and reduce costs in the event of a dispute. The Severance Plan applies to the Company’s Chief Executive Officer and any Executive Vice President of the Company (the “Senior Officers”). The Severance Plan specifically provides that none of the employees of the businesses of the Company’s former EC&S segment that were divested on October 31, 2019 were included as a Senior Employee covered by the Severance Plan. Accordingly, Mr. Roundhouse did not receive any payments under the Severance Plan in connection with the cessation of his employment.
The Severance Plan provides that, in the event the employment of a Senior Officer is terminated by the Company without “Cause” or by a Senior Officer with “Good Reason” (as each term is defined in the Severance Plan):
•the Senior Officer would be entitled to receive a lump-sum payment equal to the sum of (i) one year’s base salary at the Senior Officer’s regular salary rate, (ii) the annual bonus that would have been payable to the Senior Officer under the Company’s annual bonus plan for the fiscal year in which such termination of employment occurs based on achievement of financial and other goals at “target” levels, and (iii) the portion of the monthly premium that the Company would normally pay for 12 months of medical, dental and vision coverage at the Senior Officer’s same level for such benefits immediately prior to the termination of employment (including dependent coverage, if applicable);
•outstanding unvested stock options granted by the Company to the Senior Officer would become vested upon the termination of employment and each outstanding unexercised stock option, including previously vested stock options, would remain exercisable until the earlier of (i) the date such stock option would have expired by its original terms (disregarding any provision for early expiration of the stock option upon termination of employment) or (ii) 10 years after the date such stock option was granted;
•outstanding restricted stock units granted by the Company to the Senior Officer would become vested upon termination of employment;
•with respect to any outstanding Performance Shares awarded by the Company to the Senior Officer, the requirement for the Senior Officer to remain employed during the relevant period would be waived, and the Senior Officer would be entitled to receive, following the completion of the relevant performance period, a pro rata pay out (based on the portion of the performance period during which the Senior Officer was employed) to the extent Performance Shares are earned based on the level of achievement of performance goals;
•the Senior Officer would be entitled to receive benefits under the retirement plans of the Company in which the Senior Officer participates based on the terms of such plans; and
•the Senior Officer would be entitled to receive outplacement services in a form, manner and with a scope of benefits as determined by the Compensation Committee of the Company’s Board of Directors, or any successor administrator appointed under the Severance Plan.
The Severance Plan provides for the reduction of the foregoing payments and benefits in connection with the application of Internal Revenue Code Section 280G if such a reduction would enable the Senior Officer to financially benefit on an after-tax basis. In addition, the Severance Plan provides that a Senior Officer whose employment is terminated in connection with a sale of a business unit is not entitled to the foregoing benefits if the Senior Officer receives an “Offer of Comparable Employment” (as defined in the Severance Plan) from the purchaser of the business unit. The Severance Plan also provides that if a Senior Officer becomes entitled, prior to satisfaction of conditions for payment under the Severance Plan, to receive severance benefits under an agreement with the Company upon termination of employment in connection with a change in control of the Company or sale of a business unit of the Company then no benefits are payable to the Senior Officer pursuant to the Severance Plan.
The receipt by a Senior Officer of any payment or other benefit under the Severance Plan is conditioned upon (i) the delivery by the Senior Officer of a full and unconditional release of all claims against the Company in a form appended to the Severance Plan, (ii) the delivery by the Senior Officer of an agreement in a form appended to the Severance Plan including provisions relating to, among other matters, confidentiality, non-competition, non-solicitation of the Company’s customers, and non-hiring of the Company’s employees, and (iii) the Senior Officer’s agreement to provide reasonable assistance with respect to specified matters during the 12 months following termination of employment.
The Severance Plan provides that it may be amended or terminated at any time by the Company, provided that if there is a “Change in Control” of the Company (as defined in the Severance Plan), then during the two years following the Change in Control the Severance Plan may not be modified or rescinded to adversely affect the rights of the Senior Officers covered by the Severance Plan at the time of the Change in Control. In addition, if the Company becomes obligated to make any payments under the Severance Plan to a Senior Officer, the Severance Plan will remain in effect until such obligations have been satisfied. The Severance Plan also provides that all benefits under the Severance Plan are subject to the Company’s clawback policy for executive officers or any other clawback policy of the Company that is subsequently in effect.

Retention Agreement
In anticipation of the contemplated sale of the Company’s former EC&S segment, on April 12, 2019 the Company entered into a Retention Incentives Agreement (the “Retention Agreement”) with Mr. Roundhouse to provide an incentive for Mr. Roundhouse to remain with the Company and work diligently to support the Company’s evaluation of strategic alternatives regarding the EC&S segment. The Retention Agreement provided for payments by the Company to Mr. Roundhouse upon the achievement of specified milestones, including the completion of the sale of the EC&S segment, subject to his continued employment. During fiscal 2019, Mr. Roundhouse received a milestone payment of $139,500 pursuant to the Retention Agreement, and upon completion of the sale of the EC&S segment on October 31, 2019, he received the final milestone payment of $325,500. The Retention Agreement provided for the payment to Mr. Roundhouse of an amount equal to twice his highest annual bonus paid in the prior three fiscal years, reduced by the amount of the annual bonus payable to Mr. Roundhouse for the fiscal year ended August 31, 2019, which net amount was $652,194. Pursuant to the Retention Agreement, all of his unvested restricted stock units, performance stock units (at target level) and stock options outstanding at the time of completion of the sale of the EC&S segment became vested. The Retention Agreement further provided that the Company pay the reasonable fees and expenses of legal counsel engaged to represent transferring executives in connection with the sale of the EC&S Segment to a buyer sponsored by a private equity or financial group.
The Retention Agreement also provides for severance to be paid by the Company to Mr. Roundhouse if either (i) his employment is involuntarily terminated (other than for “Cause,” as defined in the Retention Agreement), or he terminates his employment for “Good Reason” (as defined in the Retention Agreement), within 24 months after the sale of the EC&S segment, or (ii) Mr. Roundhouse’s employment had been involuntarily terminated (other than for “Cause”) within six months prior to the sale of the EC&S segment. The severance to be paid in those circumstances is twice Mr. Roundhouse’s annual salary (as of the date of the Retention Agreement) and the continuation of welfare benefits and perquisites in effect as of the completion date of the sale for up to two years. The Retention Agreement amended and replaced the Change in Control Agreement entered into on August 7, 2017 between the Company and Mr. Roundhouse. The Retention Agreement also contains comprehensive restrictive covenants from Mr. Roundhouse, including covenants not to compete in the Company’s favor, and provides that incentive payments made pursuant to the Retention Agreement are subject to the Company’s clawback policy for executive officers.
No Employment Agreements
The Company does not have employment contracts with any of its NEOs who are current employees.
Severance Payments
The following table provides the estimated payments for the NEOs employed on August 31, 2020 as if their employment had been terminated by the Company on August 31, 2020 in the absence of a change in control of the Company. The amounts presented are determined with respect to the Severance Plan.

Name	Base Salary	Annual Bonus	Stock Options (1)	Stock Awards (2)	Benefits (3)	Total
Randal W. Baker	$867,000	$867,000	$—	$2,923,532	$14,103	$4,671,635
Rick T. Dillon	477,500	334,250	—	503,715	18,270	1,333,735
John Jeffrey Schmaling	465,000	279,000	—	505,232	15,409	1,264,641
Fabrizio Rasetti	387,000	232,200	—	407,098	18,270	1,044,568
Barbara G. Bolens	305,000	183,000	—	350,574	6,613	845,187
(1)Represents the intrinsic value (difference between the $20.80 per share closing trading price at August 31, 2020 and exercise price, multiplied by the number of shares subject to the option) of unvested stock options with an exercise price per share of less than $20.80 (i.e., options that are “in the money”).
(2)Represents market value of unvested restricted stock units based on the August 31, 2020 closing price of the Class A common stock ($20.80), but does not include any amount with respect to the vesting of unvested Performance Shares as the amount of shares to be issued under such awards is dependent on the level of performance achieved for the full three-year performance period and accordingly is not known.
(3)Represents the portion of the monthly premium that the Company would pay for 12 months of medical, dental and vision insurance coverage, but does not include an estimate of the cost of outplacement services because such amount is not presently determinable (under the Severance Plan, the form, manner and with a scope of such services is subject to the discretion of the Compensation Committee).
Death or Disability Arrangements
NEOs are not generally entitled to any special benefits upon death or permanent disability. In the case of a current NEO's death, payment of base salary would cease. The executive’s estate would receive an earned, pro-rata 401(k) match and core contribution, non-qualified core contribution under the Deferred Compensation Plan benefit and annual bonus. All stock options, restricted stock units and Performance Shares would become 100% vested. The value of each NEO’s stock options and restricted stock units as of August 31, 2020, whose vesting would be accelerated upon death, is the same as disclosed in the preceding Severance Payments table. The value of Performance Shares, whose vesting would be accelerated upon death, is presently undeterminable as it depends on future performance results.
If the NEO becomes disabled during employment, base salary would continue at 100% for up to six months while the executive is disabled. If the executive remains disabled after six months and enrolled in the voluntary supplemental long term disability program, the insurance carrier would begin making disability payments to the executive. Otherwise, no further salary or disability payments would be due. Additionally, all current NEOs participate in a company-paid supplemental disability insurance program. Benefits from that policy would be paid by the insurance carrier in addition to the voluntary group policy. The NEO would receive an earned, pro-rata 401(k) match and core contribution, non-qualified core contribution under the Deferred Compensation Plan benefit, and annual cash bonus payout after six months of disability. In the event of termination of employment due to permanent disability, all unvested stock options, restricted stock units and Performance Shares would become vested.
Change-in-Control Payments
Change-in-Control Arrangements
The Company has entered into change in control agreements with each of the NEOs providing certain benefits upon termination of employment following both a “change in control” of the Company and a “triggering event,” except that the change in control agreement for Mr. Roundhouse was amended and replaced by his Retention Agreement. Such change-in-control agreements are intended to encourage executives to consider the best interests of shareholders by alleviating any concerns about their own personal financial well-being in the face of a potential change in control of the Company.
A “change in control” is generally defined as:
•the acquisition by a person or group of more than 50% of the Company’s common stock;
•the acquisition by a person or group of assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross market value of all of the assets of the Company immediately before such acquisition; or
•the acquisition by a person or group of 30% or more of the total voting power of the stock of the Company; or
•a change in the majority of the Board of Directors without the endorsement of the existing Board members.
A “triggering event” is generally defined as:
•a material reduction in the base salary or annual bonus opportunity, or material reduction in the total value of the fringe benefits received by the executive from the Company from prior levels received at the time of a change in control or during the six month period prior to the change in control;
•a material reduction in authority and responsibility or a material decrease in the same for the supervisor to whom the executive reports, from the levels existing at the time of a change in control or the six month period prior to the change in control; or
•a change in the location or headquarters where the executive is expected to work that is 40 or more miles from the previous location existing at the time of the change in control or during the six month period preceding the change in control.
The terms of the change in control agreements do not vary by executive, and they do not include any provisions for excise tax gross-ups. The agreements state that if the Company terminates the executive’s employment within a period beginning six months prior to, and up to 24 months after a change of control (the “Triggering Event Period”), that executive is entitled to receive a lump sum payment equal to two times the executive’s annual base salary plus the greater of (i) two times the highest annual bonus earned by the executive during the three complete fiscal years immediately preceding the termination of employment or (ii) two times the highest amount of the target annual bonus for the executive during the three complete fiscal years immediately preceding the termination of employment. The lump sum payment would be payable within 20 days after termination of employment. The multiples to be paid in the event of a change in control were not determined in relation to the overall compensation guideline, but rather as part of an objective to attract and retain NEOs. In addition, the executive would continue to receive welfare benefits and perquisites available to that NEO at the time of termination for two years following termination of employment.
The agreements provide for the reduction of the foregoing payments and benefits in connection with the application of Internal Revenue Code Section 280G if such a reduction would enable the executive to financially benefit on an after-tax basis. The agreements also include obligations of the executive relating to, among other matters, confidentiality, non-competition, non-solicitation of the Company’s customers, and non-hiring of the Company’s employees.
In addition, if the Company terminates the executive within the Triggering Event Period, any outstanding equity or long-term incentive awards held by the executive immediately prior to termination shall be fully vested (at the target level of performance for performance-based awards) and, with respect to any stock options, stock appreciation rights or similar awards the executive shall have the full duration of the original exercise period to exercise such award.
Certain of our equity compensation plans and awards also contain change in control provisions. The award agreements for outstanding restricted stock, restricted stock units and Performance Shares provide for immediate vesting upon the occurrence of a change in control, with the amount earned under Performance Share awards being based on achievement of target performance levels. Award agreements for the outstanding stock options held by NEOs provide that the Compensation Committee may, in its discretion, determine the treatment of the option upon a change in control, which may include acceleration of the vesting of the stock option.
Taking into account the terms of each NEO’s change-in-control agreement, the following table provides the estimated payments upon a change in control for the NEOs as if their employment had been terminated by the Company or by the NEO on August 31, 2020 after a triggering event:

Name	Base Salary	Annual Bonus (1)	Stock Options (2)	Stock Awards (3)	Benefits (4)	Total
Randal W. Baker	$1,734,000	$2,056,524	$—	$6,217,619	$141,675	$10,149,818
Rick T. Dillon	955,000	769,595	—	1,184,790	162,368	3,071,753
John Jeffrey Schmaling	930,000	640,440	—	1,189,739	86,739	2,846,918
Fabrizio Rasetti	774,000	464,400	—	757,453	154,176	2,150,029
Barbara G. Bolens	610,000	366,000	—	461,688	94,350	1,532,038
(1)Actual payout will be based on the highest annual bonus target or highest annual paid bonus paid during the previous three years, multiplied by two.
(2)Represents the intrinsic value (difference between the $20.80 per share closing trading price at August 31, 2020 and exercise price, multiplied by the number of shares subject to the option) of unvested stock options with an exercise price less than $20.80 (i.e. options that are “in the money”).
(3)Represents market value of unvested restricted stock units and unvested Performance Shares (at the target level of performance) based on the August 30, 2020 closing price of the Class A common stock ($20.80).
(4)Represents estimated costs to provide the welfare benefits and perquisites provided to the NEOs as described on page 28.
Estimated payments owed to the NEOs upon a change in control, absent termination or a triggering event (as defined on page 40) and assuming that the Compensation Committee determined to vest all unvested stock options in connection with the change in control, would be as set forth in the “Stock Options” and “Stock Awards” columns in the table above.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (“Annual Total Compensation”) of our median-compensated employee and the Annual Total Compensation of our CEO. For our fiscal year 2020:
•the Annual Total Compensation of our median-compensated employee was $44,852; and,
•the Annual Total Compensation of our CEO was $3,773,266.
Accordingly, the ratio of our CEO’s Annual Total Compensation to the median-compensated employee’s Annual Total Compensation was 84 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. Because the SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s Annual Total Compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the amount of compensation of the median-compensated employee and the pay ratio reported by other companies may not be comparable to our estimates reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
SEC rules require a company to identify the median-compensated employee only once every three fiscal years, absent material changes to the employee population during that period. The Company undertook to identify a new median-compensated employee for determination of the ratio for fiscal 2020 in light of the consummation of the sale of the Company's former EC&S segment on October 31, 2019 and the resulting changes in the employee population. In identifying the median-compensated employee for fiscal 2020, we used base salary as our consistently applied compensation measure to determine our median employee from our employee population, excluding our CEO, as of July 31, 2020. For hourly employees, the annual base salary was calculated using a reasonable estimate of hours worked and their hourly wage rate. We annualized base salaries for employees who were employed as of July 31, 2020 but were not employed for the full fiscal year. For our non-U.S. employees, we used the foreign exchange rates applicable at July 31, 2020 to convert their base salary into U.S. dollars.

NON-EMPLOYEE DIRECTOR COMPENSATION

Director Compensation
Directors who are not employees of the Company are paid an annual cash retainer in fiscal 2020 of $60,000, paid in quarterly installments, for serving on the Board of Directors, except that the Board of Directors reduced the amount of the quarterly installment (as well as fees for service on committees and as committee chairs) for the third quarter of fiscal 2020 by one half in recognition of the company-wide cost savings actions then being implemented to mitigate the adverse financial impact of the COVID-19 pandemic. Directors are also reimbursed for expenses incurred in connection with attendance at meetings. As of August 31, 2020, directors are paid the following additional cash fees for serving on committees:

Committee	Member Fee	Additional Chair Fee
Audit	$15,000	$15,000
Compensation	10,000	10,000
Governance and Sustainability	10,000	7,500
The directors are not paid “per meeting” fees associated with their services as Company directors. The Company and the Board believe management access to the Board, outside of regular meeting dates, should occur on an as-needed basis, without concern for the fees associated with such access. Directors elected by the Board between annual meetings are paid a pro rata amount of the annual fee based on the period of their service.
Equity compensation for the Board in fiscal 2020 was in the form of restricted stock units. Non-employee directors annually receive restricted stock units having a value upon grant of $100,000, with the Chair receiving an additional $100,000 of restricted stock units for the additional services required of the position.
For their service commencing with the annual meeting of shareholders held in January 2019, each current non-employee director elected at that annual meeting was granted 4,523 restricted stock units. These awards of restricted stock units vested after eleven months. Ms. Altmaier, who was elected to the Board on October 29, 2019, received an award of 654 restricted stock units, which vested after approximately two months. For their service commencing with the annual meeting of shareholders held in January 2020, each current non-employee director elected at that annual meeting was granted 4,261 restricted stock units. These awards of restricted stock units vest after eleven months.
The non-employee directors who served on the Board during all or a portion of the fiscal 2020 received a combination of cash payments and equity-based compensation as shown in the table below and were also reimbursed for actual out-of-pocket expenses incurred in attending meetings. Holly A. Van Deursen served as a director and Chair of the Compensation Committee until her retirement from the Board of Directors at the annual meeting of shareholders held in January 2020.

Name	Annual Retainer ($)	Committee Fees ($)	Chair Fee ($)	Stock Awards (1)	Total ($)	Outstanding Stock Options at Fiscal Year End (#)	Non-vested Restricted Stock at Fiscal Year End (#)
Alfredo Altavilla	52,500	21,875	—	100,006	174,381	—	4,261
Judy L. Altmaier	42,495	17,706	—	100,006	160,207	—	4,261
J. Palmer Clarkson	52,500	17,500	—	100,006	170,006	—	4,261
Danny L. Cunningham	52,500	17,754	13,125	100,006	183,385	2,930	4,261
E. James Ferland, Jr.	52,500	8,750	6,563	200,011	267,824	11,029	8,522
Richard D. Holder	52,500	21,875	4,629	100,006	179,010	—	4,261
Sidney S. Simmons	52,500	27,875	—	100,006	180,381	—	4,261

Former Director
Holly A. Van Deursen	24,726	8,242	4,121	—	37,089	28,959	—
(1)Amounts represent the aggregate grant date fair value. The amounts do not correspond to the actual value that may be realized by non-employee directors, as that is dependent on the long-term appreciation in the Company’s common stock. See Note 14 of the Notes to Consolidated Financial Statements included in our Form 10-K for the year ended August 31, 2020 for a discussion of the assumptions made in determining the grant date fair values in this column.
Similar to the NEOs, directors have stock ownership guidelines to drive long-term performance alignment with shareholders. Under the guidelines, each non-employee director is expected to own Company common stock with a total value equal to five times their base cash annual retainer (or an aggregate $300,000). As of August 31, 2020, all directors (except Messrs. Altavilla, Clarkson and Simmons, who joined the Board in 2018, and Ms. Altmaier, who joined the Board on November 1, 2019, and who have three years after joining the Board to satisfy the requirement) satisfied the ownership requirement.
Under the Outside Directors’ Deferred Compensation Plan, non-employee directors can defer all or a portion of their annual retainer and committee fees for future payment on a specified date or when they leave the Board. The number of shares, equal to the amount of compensation deferred, is contributed to a rabbi trust. The plan consists solely of phantom stock units, which are settled in Class A common stock, generally following the director’s termination of service. During fiscal 2020, Messrs. Clarkson, Cunningham, Ferland and Simmons and Ms. Van Deursen participated in the Outside Directors’ Deferred Compensation Plan.

OTHER INFORMATION

Delinquent Section 16(a) Reports
Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, officers and persons who beneficially own 10% or more of the common stock are required to file reports specifying their initial ownership of common stock and subsequent changes in that ownership to the SEC. These reports are required to be filed within specified time periods established by the SEC. Based solely on our review of reports filed with the SEC, we believe that no director, officer, or 10% shareholder failed to timely file in fiscal 2020 any report required by Section 16(a), other than the late filings by the following officers and directors: (i) each of Randal W. Baker, Rick T. Dillon and Bryan Johnson, the Company’s Vice President of Finance and Principal Accounting Officer, was late in filing one report with respect to the acquisition of phantom stock units pursuant to dividend equivalent rights under the Company’s Employee Deferred Compensation Plan upon the Company’s payment of a dividend on the Class A common stock on October 14, 2019, (ii) each of J. Palmer Clarkson, Danny L. Cunningham, E. James Ferland and Sidney S. Simmons was late in filing one report with respect to the acquisition of phantom stock units pursuant to dividend equivalent rights under the Company’s Outside Directors’ Deferred Compensation Plan upon the Company’s payment of a dividend on the Class A common stock on October 14, 2019, and (iii) Rick T. Dillon was late in filing one report with respect to his acquisition of approximately 37 shares pursuant to the dividend reinvestment feature of an account maintained with a securities brokerage firm upon the Company’s payment of a dividend on the Class A common stock on October 14, 2019.
Independent Public Accountants
PricewaterhouseCoopers LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended August 31, 2020 and the effectiveness of our internal control over financial reporting as of August 31, 2020. Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for the past two fiscal years were as follows:

	Fiscal Year Ended August 31, 2020	Fiscal Year Ended August 31, 2019
Audit Fees	$1,514,000	$3,080,200
Audit-Related Fees	—	—
Tax Compliance Fees	521,600	455,700
Tax Consulting Fees	765,100	408,700
All Other Fees	300	1,300
	$2,801,000	$3,945,900
Audit Fees were for professional services rendered for the audit of the Company’s annual financial statements and related audit of the Company’s internal control over financial reporting, the review of quarterly financial statements and the preparation of statutory and regulatory filings. Tax Compliance Fees include professional services related to annual tax compliance including foreign tax return preparation and transfer pricing studies, while Tax Consulting Fees include professional services related to tax planning, tax reform and tax advisory services. In addition to the fees above, the Company also reimbursed PricewaterhouseCoopers LLP for out of pocket expenses, which were less than $100,000 in fiscal 2020 and 2019.
The Audit Committee considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP to PricewaterhouseCoopers LLP’s independence and concluded that the independence of PricewaterhouseCoopers LLP was not compromised by the performance of such services.
The Audit Committee has adopted policies and procedures for the pre-approval of any services performed by the independent auditor to ensure that such services do not impair the auditor’s independence. All annual recurring audit fees require specific approval by the Audit Committee prior to the work commencing. All services which involve more than $50,000 in fees require specific approval by the Audit Committee prior to the work commencing. The Audit Committee has given general pre-approval for all permissible services provided by the independent auditor that involve less than $50,000, on the condition that such engagement must be specifically pre-approved by management and management must provide quarterly reports of such activity to the Audit Committee.
Shareholder Proposals
Shareholder proposals must be received by the Company no later than August 6, 2021 in order to be considered for inclusion in the Company’s annual meeting proxy statement next year. Shareholders who wish to submit a proposal not intended to be included in the Company’s annual meeting proxy statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s bylaws to provide notice of such proposal or nomination to the principal executive offices of the Company. This notice must be received by the Company no later than the close of business on October 21, 2021 nor earlier than the close of business on September 21, 2021 for such proposal to be considered for a vote, or such candidate to be nominated for election as director, at next year’s annual meeting. Any such notice must contain the information required by the Company’s bylaws.

Householding of Annual Meeting Materials
Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that shareholders who share the same address may not receive separate copies of proxy materials, unless we have received instructions to the contrary. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of the proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your bank, broker or other nominee if your shares are held in an account through a bank, broker or other nominee record holder or us if you directly hold your shares. We will promptly deliver an additional copy of the proxy materials to you, without charge, if you write to our Executive Vice President and Chief Financial Officer, Enerpac Tool Group Corp., N86 W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 or call us at (262) 293-1500.
Additional Matters
Other than the proposals and matters described herein, management is not aware of any other matters which will be presented for action at the Meeting. If other matters do come before the Meeting, including any matter as to which the Company did not receive notice by September 30, 2020 and any shareholder proposal omitted from this Proxy Statement pursuant to the applicable rules of the Securities and Exchange Commission, it is intended that proxies will be voted in accordance with the judgment of the person or persons exercising the authority conferred thereby.

By Order of the Board of Directors,

E. JAMES FERLAND
Chair of the Board

Menomonee Falls, Wisconsin
December 4, 2020

Please know that your vote is very important to us, and we encourage you to vote promptly. Whether or not you expect to attend the Annual Meeting in person, please vote via the Internet or telephone, or by paper proxy card or vote instruction form, which you should complete, sign and return by mail, so that your shares may be voted.
A copy (without exhibits) of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020, as filed with the Securities and Exchange Commission, has been made available with this Proxy Statement. Additional copies of the Annual Report are available, free of charge, upon written request directed to our Executive Vice President and Chief Financial Officer, Enerpac Tool Group Corp., N86 W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 or by calling us at (262) 293-1500.

APPENDIX A
ENERPAC TOOL GROUP 2017 OMNIBUS INCENTIVE PLAN
(As amended and restated November 9, 2020)

1. Purpose. The purpose of the Enerpac Tool Group 2017 Omnibus Incentive Plan (formerly known as the “Actuant Corporation 2017 Omnibus Incentive Plan”) (the “Plan”) is to provide (i) key employees (including officers) of Enerpac Tool Group Corporation (formerly known as “Actuant Corporation”) (the “Company”) and its subsidiaries and Affiliates, and (ii) members of the Board of Directors of the Company (the “Board”) with the opportunity to acquire or be granted shares of the common stock of the Company or receive other stock-based compensation based on the long-term economic performance of the Company.
The Company believes that the Plan will:
(1) In the case of officers and certain management employees (including certain inside directors of the Board),     encourage stock ownership by such employees, which will provide an incentive for such employees to expand and improve the profits and prosperity of the Company, and which will assist the Company in attracting and retaining such employees; and
(2) In the case of outside directors of the Board, make service on the Board more attractive to present and prospective highly qualified and capable outside directors and provide additional retention and incentive for such directors to direct the Company effectively by offering them a greater interest in the continued success of the Company.
2. Definitions. Capitalized terms used in this Plan and not defined herein shall have the meanings set forth below.
(a) “Affiliate” means an entity that, directly or indirectly, is in control of, is controlled by, or is under common control with, the Company; provided, however, that with respect to an Incentive Stock Option, an Affiliate means a “parent corporation” (as defined in Section 424(e) of the Code) or a “subsidiary corporation” (as defined in Section 424(f) of the Code) with respect to the Company, whether now or hereafter existing. For purposes of this definition, the terms “control”, “controlled by” and “under common control with” mean the possession, directly or indirectly, of the power to vote or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.
(b) “Applicable Laws” means the requirements relating to, connected with, or otherwise implicated by the administration of long-term incentive plans under applicable state corporation laws, United States federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the shares of Common Stock are listed or quoted (including the New York Stock Exchange Listed Company Manual, as applicable), and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
(c) “Award’’ means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock Units, Cash Incentive Awards, or other equity- or cash-based awards.
(d) “Award Agreement” means a documented agreement (documented in either paper form or electronic form, at the discretion of the Committee) setting forth the terms and provisions applicable to an Award granted under the Plan (which may, but need not be executed, at the discretion of the Committee). Each Award Agreement shall be subject to the terms and conditions of the Plan.
(e) “Change in Control” means:
(1) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50.01% or more of the combined voting power of the Company’s securities; provided, however, that the event described in this clause (1) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:
(A) by the Company or any of its subsidiaries,
(B) by any employee benefit plan sponsored or maintained by the Company or any of its subsidiaries, or
(C) by any underwriter temporarily holding securities pursuant to an offering of such securities.
(2) at any time during a period of twelve consecutive months, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the beginning of the period, whose election or nomination for election was approved by a vote (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) of at least a majority of the Incumbent Directors who remain on the Board, including those directors whose election or nomination for election was previously so approved, shall also be deemed to be an Incumbent Director;

(3) the consummation of a merger, consolidation, or other similar form of corporate reorganization of the Company, other than a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or reorganization continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power or the total fair market value of the securities of the Company or such surviving entity or parent thereof outstanding immediately after such merger or consolidation; or
(4) a sale of all or substantially all of the Company’s assets is consummated (it being understood that “substantially all” for purposes of this subsection (4) means assets of the Company having a total gross fair market value equal to more than 40% of the total gross fair market value of all assets of the Company immediately prior to such transaction or transactions).
(f) “Code” means the Internal Revenue Code of 1986, as amended.
(g) “Committee” means the committee of Directors appointed by the Board to administer this Plan. In the absence of a specific appointment, “Committee” shall mean the Compensation Committee of the Board.
(h) “Common Stock” means the Company’s common stock, $0.20 par value per share (as such par value may be adjusted from time to time) or any securities issued in respect thereof by the Company or any successor to the Company as a result of an event described in Section 13.
(i) “Director” means a member of the Board.
(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(k) “Executive Officer” means an individual who is an “executive officer” of the Company (as defined by Rule 3b-7 under the Exchange Act) or a “covered employee” under Section 162(m) of the Code.
(l) “Fair Market Value” means, with respect to a share of Common Stock as of any date (except in the case of a cashless exercise pursuant to Section 7(b)(3)), (i) if the Common Stock is admitted to trading on a national securities exchange, the closing price of a share of Common Stock on such date (or, if the Common Stock was not traded on such day, then the previous day on which the Common Stock was traded), (ii) if the Common Stock is not admitted to trading on a national securities exchange, the closing price for a share of Common Stock as quoted by the National Quotation Bureau’s “Pink Sheets” or the National Association of Securities Dealers’ OTC Bulletin Board System (or, if the Common Stock was not quoted on such day, then the previous day on which the Common Stock was quoted) or (iii) otherwise, the fair market value as determined in good faith by the Committee on such basis as it deems appropriate. In the case of an Incentive Stock Option, if such determination of Fair Market Value is not consistent with the then current regulations of the Secretary of the Treasury, Fair Market Value shall be determined in accordance with said regulations. The determination of Fair Market Value shall be subject to adjustment as provided in Section 13 hereof.
(m) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
(n) “Non-Qualified Option” means an Option not intended to qualify as an Incentive Stock Option.
(o) “Option” means an option to purchase shares of Common Stock that is granted pursuant to Section 7 of the Plan. An Option may be an Incentive Stock Option or a Non-Qualified Option.
(p) “Performance-Based Award” means an Award granted under Section 11 of the Plan.
(q) “Performance Objective” means a performance objective or goal that must be achieved before an Award, or a feature of an Award, becomes nonforfeitable, as described in Section 11 of the Plan.
(r) “Preexisting Plans” means the Actuant Corporation 2001 Outside Directors’ Stock Plan, the Actuant Corporation 2002 Stock Plan, as amended, and the Enerpac Tool Group 2009 Omnibus Incentive Plan (formerly known as the “Actuant Corporation 2009 Omnibus Incentive Plan”), as amended.
(s) “Repricing” means (i) reducing the exercise price or base amount of an Option or Stock Appreciation Right after it is granted, (ii) taking any action that is treated as a “repricing” under generally accepted accounting principles, (iii) canceling an Option or a Stock Appreciation Right at a time when its exercise price or base amount exceeds the Fair Market Value of a Share (each, an “Underwater Award”), in exchange for another Option, Stock Appreciation Right, Restricted Stock or other Award, or (iv) repurchasing an Option or Stock Appreciation Right that is an Underwater Award.
(t) “Restricted Stock” means an Award Common Stock that is subject to restrictions and a substantial risk of forfeiture, as described in Section 9 of the Plan.
(u) “Restricted Stock Unit” means an Award that is subject to a substantial risk of forfeiture and entitles the recipient to receive shares of Common Stock at the end of a specified restricted period, as described in Section 10 of the Plan.

(v) “Stock Appreciation Right” or “SAR” means an Award that entitles the recipient to receive, upon exercise, the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) a base amount specified by the Committee, as described in Section 8 of the Plan.
3. Administration.
(a) Committee. The Plan shall be administered and interpreted by the Committee. The Committee may consist of two or more members of the Board who are “outside directors” as defined under Section 162(m) of the Code and “non-employee directors” as defined under Rule 16b-3 under the Exchange Act, or such other members of the Board.
(b) Authority of Committee. The Committee has the sole authority (acting alone or, to the extent the Committee deems appropriate for purposes of Exchange Act Rule 16b-3, in conjunction with the full Board), subject to the provisions of the Plan, to (i) select the employees and Directors to receive Awards under the Plan, (ii) determine the type, size and terms of the Awards to be made to each individual selected, (iii) determine the time when the Awards will be granted and the duration of any applicable exercise and vesting period, including the criteria for exercisability and vesting and the acceleration of exercisability and vesting with respect to each individual selected, and (iv) deal with any other matter arising under the Plan. The Committee may, in its discretion, delegate day-to-day administrative tasks to other individuals to the extent such delegation complies with Applicable Law. The Committee is authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determination that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. All powers of the Committee shall be executed in its sole discretion and need not be uniform as to similarly situated individuals.
(c) Authority of Board. Any authority granted to the Committee may also be exercised by the Board or another committee of the Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. Without limiting the generality of the foregoing, to the extent the Board has delegated any authority under this Plan to another committee of the Board, such authority shall not be exercised by the Committee unless expressly permitted by the Board in connection with such delegation.
(d) Indemnification. No member of the Board, no member of the Committee and no employee of the Company, including an Executive Officer who has been appropriately delegated authority with respect to the Plan, shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member of the Committee or employee of the Company. The Company shall indemnify members of the Committee and any employee of the Company against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties under the Plan, except in circumstances involving his or her bad faith, gross negligence or willful misconduct.
(e) Compliance with Applicable Law. The Committee shall administer, construe, interpret, and exercise discretion under the Plan and each Award Agreement in a manner that is consistent and in compliance with a reasonable, good faith interpretation of all Applicable Laws, and that avoids (to the extent practicable) the classification of any Award as “deferred compensation” for purposes of Section 409A or 457A of the Code, as determined by the Committee, or if an Award is subject to Section 409A or 457A, administers the Plan and such Award in a manner that complies with the requirements of Section 409A or 457A. Notwithstanding the foregoing, the failure to satisfy the requirements of Section 409A or Section 457A of the Code with respect to the grant of an Award under the Plan shall not affect the validity of the action of the Committee otherwise duly authorized and acting in the matter.
(f) Delegation of Authority by Committee. To the extent permitted by Applicable Law, the Committee may delegate to one or more committees of Directors, or to one or more Executive Officers the powers: (i) to designate Eligible Individuals (as defined in Section 4 below) who are not Executive Officers or Directors as eligible to receive awards under the Plan; and (ii) to determine the amount and type of Awards that may be granted to Eligible Individuals who are not Executive Officers or Directors. Any such delegation by the Committee shall include a limitation as to the amount and type of Awards that may be granted during the period of the delegation and shall contain guidelines as to permissible grant dates for awards, the determination of the exercise price of any Option or SAR and the vesting criteria. The Committee may also authorize further delegation by such committees to Executive Officers of the Company, in each case to the extent permitted by Wisconsin law; provided that, determinations regarding the timing, pricing, amount and terms of any Award to a “reporting person” for purposes of Section 16 of the Exchange Act shall be made only by the Committee; and provided further that, no such delegation may be made that would cause Awards or other transactions under this Plan to cease to be exempt from Section 16(b) of the Exchange Act. Any such delegation may be revoked by the Committee at any time. The Committee may revoke, limit or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee delegate or delegates that were consistent with the terms of the Plan.
(g) Clawback and Forfeiture Requirements. All Awards under this Plan are subject to the Enerpac Tool Group Executive Incentive Compensation Recoupment Policy, or such other clawback policy of the Company as may subsequently be in effect. All Awards under this Plan are also subject to any clawback or forfeiture requirements as may be imposed by applicable law.
4. Eligible Individuals; Participants. All employees and officers of the Company and its subsidiaries or Affiliates and Directors (including members of the Board who are not employees) are eligible to participate in the Plan (collectively, “Eligible Individuals”). Consistent with the purposes of the Plan, the Committee shall have the exclusive power to select the Eligible Individuals who may participate in the Plan (any individuals who are so selected and who hold Awards hereunder, “Participants”). Eligible Individuals may be selected individually or by groups or categories, as determined by the Committee in its discretion, and designation as a person to receive Awards in any year shall not require the Committee to designate such a person as eligible to receive Awards in any other year.
5. Awards. In the Committee’s discretion, Awards may be granted alone, in addition to, or in tandem with any other Award or any award granted under another plan of the Company or an Affiliate. Awards granted in addition to or in tandem with other awards may be granted either at the same time or at different times. Each Award shall be evidenced by an Award Agreement, which need not be identical between Participants or among Awards, in such form as the Committee may from time to time approve; provided, however, that in the event of any conflict between the provisions of the Plan and any Agreement, the provisions of the Plan shall prevail. Unless expressly stated otherwise in an Award Agreement, an Award under this Plan shall not impact any award granted under a Preexisting Plan and/or any similar equity or equity-based plan previously adopted or maintained by the Company or an Affiliate.
6. Common Stock Available under the Plan; Other Award Limitations.
(a) Share Reserve. Subject to any adjustments made in accordance with Section 13 hereof, the aggregate number of shares of Common Stock that may be subject to Awards shall be (i) 7,825,000 shares of Common Stock, plus (ii) the number of shares of Common Stock subject to awards under Preexisting Plans that become available in accordance with Section 6(c) below after the date on which shareholders of the Company approve the adoption of the Plan. Shares of Common Stock delivered under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares of Common Stock acquired by the Company. Upon a grant of Restricted Stock, Restricted Stock Units or other similar Awards (whether performance-based or time-vested) or unrestricted grants of shares of Common Stock, the number of shares available for issuance under the Plan shall be reduced by 2.15 times the number of shares of Common Stock subject to such Awards, and any shares underlying such Awards (or similar awards under a Preexisting Plan) that become available for future grant under the Plan pursuant to Section 6 (c) below shall be added back to Plan by 2.15 times the number of shares of Common Stock subject to such award.
(b) Shares Counted Against Limitation. If an Award is exercised, in whole or in part, by tender of shares of Common Stock under Sections 7(b)(2) or (3), if the Company’s tax withholding obligation is satisfied by withholding shares of Common Stock under Section 18, if a Stock Appreciation Right is exercised, or if shares are repurchased by the Company with Option proceeds, the number of shares of Common Stock deemed to have been issued under the Plan (for purposes of the limitation set forth in this Section 6) shall be the number of shares of Common Stock that were subject to the Award or portion thereof so exercised and not the net number of shares of Common Stock actually issued upon such exercise.
Additionally, in the event that a corporation acquired by (or combined with) the Company or any subsidiary has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan; provided that awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or any subsidiary prior to such acquisition or combination. Notwithstanding the foregoing, such shares shall not increase the number of shares available for Awards of Incentive Stock Options unless such additional share limit is approved by the shareholders in accordance with Section 422 of the Code.
(c) Lapsed Awards. If an Award under the Plan or an award under a Preexisting Plan: (i) expires, (ii) is terminated, surrendered, or canceled without having been exercised in full, (iii) settled in cash, or (iv) is otherwise forfeited in whole or in part, then the unissued shares of Common Stock that were subject to such Award and/or such surrendered, canceled, or forfeited shares of Common Stock (as the case may be) shall become available for future grant or sale under the Plan (unless the Plan has terminated), subject however, in the case of Incentive Stock Options, to any limitations under the Code.
(d) Individual Limit. The maximum number of shares of Common Stock with respect to which Options and Stock Appreciation Rights may be granted in any calendar year to any individual shall be 1,000,000 shares of Common Stock, and the maximum number of shares of Common Stock with respect to which Restricted Stock, Restricted Stock Units or other similar Awards (whether performance-based or time-vested) or unrestricted grants of shares of Common Stock may be granted in any calendar year to any individual shall be 500,000 shares of Common Stock. For any participant who is an outside director of the company, the aggregate grant date fair value of Awards granted to such individual during any calendar year, along with any regular cash retainer or meeting fees paid to such participant during such calendar year shall not exceed $700,000; provided, however, that if an individual employee becomes an outside director (or vice-versa) during a calendar year, the limit in this sentence shall not apply to Awards granted to the individual in the individual’s capacity as an employee. If an Award is to be settled in cash or any medium other than shares of Common Stock, the number of shares on which the Award is based shall count toward the individual share limit set forth in this Section 6(d). Further, any Awards granted to a Participant that are canceled shall continue to count toward the individual share limit applicable to that Participant as set forth in this Section 6(d). The maximum amount that may be earned by an Executive Officer under a Cash Incentive Award granted in any calendar year shall not exceed $2,500,000.
(e) Limitations on Vesting. Awards (except for Cash Incentive Awards pursuant to Section 12A) in excess of 5% of the number of shares available for Awards pursuant to this Section 6 that are conditioned on an employee’s continued employment with the Company or an Affiliate shall not become vested earlier than one year from the date of grant (excluding, for this purpose, any Awards to non-employee Directors that vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of shareholders (but not less than 50 weeks)). Notwithstanding the foregoing, such Awards may provide for accelerated payment in limited cases of an intervening event related to death, disability, retirement or Change in Control.
(f) Dividends. Without limiting the specific provisions below governing the treatment of dividends, in no event shall any Participants have any right to current payment of any dividend (or distribution) rights with respect to shares subject to any unvested Award.
7. Options. Each Option shall be designated in an Award Agreement as either an Incentive Stock Option or a Non-Qualified Option. Each Option shall be subject to the terms, conditions and restrictions consistent with the Plan as the Committee may impose, subject to the following limitations:
(a) Exercise Price. The exercise price per share (the “Exercise Price”) of Common Stock subject to an Option shall be determined by the Committee and may not be less than the Fair Market Value of a share of Common Stock on the date the Option is granted.
(b) Payment of Exercise Price. The Committee shall determine the acceptable form of consideration for exercising an Option and the acceptable method(s) of payment. In the case of an Incentive Stock Option, the Committee shall determine the acceptable form of consideration at the time of grant. To the extent approved by the Committee, the Exercise Price of an Option may be paid in any one, or any combination, of the forms of consideration set forth in subsections (1), (2), (3), (4), and (5) below.
(1) Cash Equivalent. The Exercise Price may be paid by cash, check or other cash equivalent approved by the Committee.
(2) Tender or Attestation of Shares. The Exercise Price may be paid by the tendering of other shares of Common Stock to the Company or the attestation to the ownership of the shares of Common Stock that otherwise would be tendered to the Company in exchange for the Company’s reducing the number of shares of Common Stock issuable upon the exercise of the Option. Shares of Common Stock tendered or attested to in exchange for shares issued under the Plan may not be shares of Restricted Stock at the time they are tendered or attested to. The Committee shall determine acceptable methods for tendering or attesting to shares of Common Stock to exercise an Option under the Plan and may impose such limitations and prohibitions on the use of shares to exercise Options as it deems appropriate. For purposes of determining the amount of the Exercise Price satisfied by tendering or attesting to shares of Common Stock, such shares shall be valued at their Fair Market Value on the date of tender or attestation, as applicable.
(3) Broker-Assisted Cashless Exercise. The Exercise Price may be paid in accordance with a cashless exercise program (established with a securities brokerage firm that uses a valuation methodology consistent with the definition of fair market value under applicable provisions of the Code or regulations promulgated thereunder) as approved by the Committee.
(4) Share Withholding. The Exercise Price may be paid by withholding shares to effectuate a net settlement (“Net Exercise”). “Net Exercise” means, to the extent that an Award Agreement so provides and as permitted by applicable law, an arrangement pursuant to which the number of shares of Common Stock issued to the Participant in connection with the Participant’s exercise of the Option will be reduced by the Company’s retention of a portion of such shares. Upon such a net exercise of an Option, the Participant will receive a net number of shares of Common Stock that is equal to (i) the number of shares as to which the Option is being exercised minus (ii) the quotient (rounded down to the nearest whole number) of the aggregate Exercise Price of the shares being exercised divided by the Fair Market Value of a share of Common Stock on the Option exercise date. The number of shares covered by clause (ii) will be retained by the Company and not delivered to the Participant. No fractional shares will be created as a result of a Net Exercise and the Participant must contemporaneously pay for any portion of the aggregate Exercise Price that is not covered by the shares retained by the Company under clause (ii). The number of shares delivered to the Participant may be further reduced if Net Exercise is utilized to satisfy applicable tax withholding obligations. The number of shares that are withheld from an Award to satisfy applicable tax withholding obligations shall also be limited by the Committee, to the extent necessary, to avoid liability-classification of the Award (or other adverse accounting treatment) under applicable financial accounting rules including without limitation by requiring that no amount may be withheld which is in excess of the applicable maximum statutory withholding rates. The Committee, in its discretion, may permit other forms of payment of applicable tax withholding. Any Net Exercise may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC.
(5) Other Methods. The Exercise Price may be paid using such other methods of payment as the Committee, at its discretion, deems appropriate from time to time.
(c) Exercise Period. Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no Option shall be exercisable later than ten years after the date it is granted (or such other limit as may be required by the Code) and further provided that if an Option other than an Incentive Stock Option has an expiration date during or within three days of a Black-Out Period (defined as any period of time when, pursuant to any policies of the Company, then the expiration date of such Option shall be extended for a period of 30 days following the end of the Black-Out Period or such longer period as permitted by the Committee). Notwithstanding the foregoing, no extension of the exercise period may occur if it would cause the Option to become subject to and in violation of the requirements of Section 409A(a) of the Code. All Options shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall determine, as set forth in the applicable Award Agreement.
(d) Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to Participants who, at the time of the grant, are employees of the Company or an Affiliate, and only at an Exercise Price that is not less than the Fair Market Value of a share of Common Stock on the date of the grant. The aggregate Fair Market Value of Common Stock (determined as of the date of the grant) with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all option plans of the Company or an Affiliate) shall not exceed $100,000. For purposes of the preceding sentence, Incentive Stock Options will be taken into account in the order in which they are granted. Incentive Stock Options may not be granted to a Participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all outstanding classes of stock of the Company or any subsidiary of the Company, unless the Exercise Price is fixed at not less than 110% of the Fair Market Value of the Common Stock on the date of grant and the exercise of such Incentive Stock Option is prohibited by its terms after the expiration of five years from its date of grant. Neither the Company nor the Committee shall have liability to a Participant or any other party if an Option (or any part thereof) which is intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option. In addition, the Committee may make an adjustment or substitution described in Section 13 of the Plan that causes the Option to cease to qualify as an Incentive Stock Option without the consent of the affected Participant or any other party. If any Option (or any part thereof) which is intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option, then such Option shall become a Non-Qualified Option.
(e) Exercise of Option. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as set forth in the Award Agreement. An Option shall be deemed exercised when the Company (or its designee) receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option and (ii) full payment for the shares of Common Stock underlying such Option (in a form permitted under Section 7(b) of the Plan) with respect to which the Option is exercised.
(f) Limit on Shares Available for Awards of Incentive Stock Options. The aggregate number of shares available for Awards of lncentive Stock Options shall be the aggregate number of shares set forth in Section 6 (except where Section 6 explicitly indicates that shares are not available for Awards of Incentive Stock Options).
(g) Right to Dividends. Participants holding Options shall have no dividend (or distribution) rights with respect to shares subject to such Options.
8. Stock Appreciation Rights. Each Stock Appreciation Right shall be subject to the terms, conditions and restrictions consistent with the Plan as the Committee may impose, subject to the limitations set forth below. Except as otherwise provided for by the Committee, all Awards of Stock Appreciation Rights shall be settled in shares of Common Stock issuable upon exercise.
(a) Base Price. The base price per share of Common Stock subject to a Stock Appreciation Right shall be determined by the Committee, but may not be less than the Fair Market Value of a share of Common Stock on the date the SAR is granted.
(b) Exercise Period. SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and documented in the applicable Award Agreement; provided, however, that no SAR shall be exercisable on a date that is later than ten years after the date it is granted. SARs shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall determine, as set forth in the applicable Award Agreement.

(c) Manner of Exercise. Any Stock Appreciation Right granted hereunder shall be exercisable according to the terms of the Plan, and at such times and under such conditions as set forth in the applicable Award Agreement. A Stock Appreciation Right shall be deemed exercised when the Committee receives written or electronic notice of exercise (in the form and manner set forth in the applicable the Award Agreement) from the person entitled to exercise the Stock Appreciation Right.
(d) Right to Dividends. Participants holding Stock Appreciation Rights shall have no dividend (or distribution) rights with respect to shares subject to such Stock Appreciation Rights.
9. Restricted Stock Awards.
(a) Terms of Restricted Stock Awards. Restricted Stock Awards shall consist of shares of Common Stock issued or transferred to Participants that are subject to such restrictions on transferability, risks of forfeiture and other restrictions that the Committee may impose. Restricted Stock Awards may be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares and the right of the Company to reacquire such shares for no consideration upon termination of the Participant’s employment within specified periods or prior to becoming vested. The Committee may require the Participant to deliver a duly signed stock power, endorsed in blank, relating to the Common Stock covered by a Restricted Stock Award. The Committee may also require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. Except to the extent otherwise provided in any Award Agreement relating to the Restricted Stock, a Participant granted shares of Restricted Stock shall have the right to vote the shares of Restricted Stock, but, except as provided in subsection (b) below, shall not have the right to receive dividends upon such shares of Restricted Stock. As consideration for the Award, a Participant may be required to pay par value or an amount equal to the Fair Market Value of the shares of Common Stock subject to the Restricted Stock Award, as determined by the Committee.
(b) Right to Dividends. During the applicable vesting period or other period of restriction, Participants shall have no dividend (or distribution) rights with respect to shares subject to such Restricted Stock. An Award Agreement may, but shall not be required to, provide that dividends will be accumulated during the applicable vesting period or other period of restriction and paid at the end of such vesting period or other period of restriction if the applicable vesting requirements or restrictions are met (subject, further, to the requirement that such accumulation arrangements shall be drafted to meet the requirements of, or an applicable exception to the applicability of, Code section 409A).
(1) If so provided in any Award Agreement by the Committee, if any payment with respect to dividends or distributions is paid in shares of Common Stock, the shares of Common Stock shall be subject to the same restrictions (and shall therefore be forfeitable to the same extent) as the shares of Restricted Stock with respect to which they were paid.
(2) If so provided in any Award Agreement by the Committee, if any payment with respect to dividends or distributions is paid in cash, the Award Agreement may specify that the cash payments shall be subject to the same restrictions as the related Restricted Stock, in which case they shall be accumulated during the vesting period or other period of restriction and paid or forfeited when the related shares of Restricted Stock vest or are forfeited. Alternatively, the Award Agreement may specify that the dividend equivalents or other payments shall be unrestricted, in which case they shall be paid as soon as practicable after the dividend or distribution date, but in no event later than 2-½ months after the calendar year in which the dividend or distribution becomes nonforfeitable.
10. Restricted Stock Units.
(a) Terms of Restricted Stock Units. Restricted Stock Units may be awarded to Participants under such terms and conditions as shall be established by the Committee. Restricted Stock Units shall provide a Participant with the right to receive shares of Common Stock at a date on or after vesting in accordance with the terms of such grant and/or upon the attainment of performance criteria specified by the Committee. Restricted Stock Units shall be subject to such restrictions as the Committee determines. Unless otherwise provided in an Award Agreement, the number of shares of Common Stock specified in the Award Agreement, shall be delivered to the Participant as soon as practicable after the date that such Restricted Stock Units cease to be subject to a substantial risk of forfeiture, and in any event no later than 2-½ months after the end of the calendar year in which the substantial risk of forfeiture ceases to exist.
(b) Dividend Equivalents. During the applicable vesting period or other period of restriction, Holders of Restricted Stock Units shall have no rights equivalent to dividend (or distribution) rights with respect to shares of Common Stock underlying Awards of Restricted Stock Units. An Award Agreement may, but shall not be required to, provide that dividend equivalents or other distributions will be accumulated during the applicable vesting period or other period of restriction and paid at the end of such vesting period or other period of restriction if the applicable vesting requirements or restrictions are met (subject, further, to the requirement that such accumulation arrangements shall be drafted to meet the requirements of, or an applicable exception to the applicability of, Code section 409A).
11. Performance-Based Awards. Certain Awards granted under the Plan may be granted based on Performance Objectives set forth in subsection (b) below, which Awards shall constitute Performance-Based Awards (“Performance-Based Awards”). The

Committee may, in its discretion, also grant Awards based on Performance Objectives other than those set forth in subsection (b) below, which Awards shall not constitute Performance-Based Awards.
(a) Committee. Notwithstanding any other provision of the Plan to the contrary, the Committee for purposes of granting Performance-Based Awards shall consist of two or more members of the Board who are “outside directors” as defined under Section 162(m) of the Code, or the regulations promulgated thereunder.
(b) Performance-Based Criteria. Any Performance Objective shall relate to the Participant’s performance for the Company (or an Affiliate) or the Company’s (or Affiliate’s) business activities or organizational goals, and shall be sufficiently specific that a third party having knowledge of the relevant facts could determine whether the Performance Objective is achieved.
Performance Objectives may be absolute in their terms or measured against or in relationship to other companies or other external or internal measures. If so specified in the Award Agreement, Performance Objectives may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other special charges such as restructuring expenses, currency fluctuations, acquisitions and divestitures and related expenses (including without limitation expenses related to goodwill and other intangible assets), exchange rate effects, the effect of changes in tax laws, corporate tax rates, accounting principles or other applicable laws, foreign exchange gains and losses, stock offerings, stock repurchases, strategic loan loss provisions, a change in the Company's fiscal year, litigation or claim judgments or settlements, and other unusual, transition, one-time and/or non-recurring items of gain or loss that are separately identified and quantified in the Company’s audited financial statements. However, notwithstanding the preceding sentence, unless the Committee determines otherwise, to the extent any such item affects any Performance Criteria applicable to an Award, such item shall be automatically excluded or included in determining the extent to which the Performance Objective has been achieved, whichever will produce the higher payout under an Award (subject to any exercise of “negative discretion” by the Committee with respect to Cash Incentive Awards).
Performance Objectives with respect to any Award may include any one or more of the following objectives or combination thereof (or an equivalent metric), as established by the Committee in its sole discretion: (i) achieving a target level of Company net sales; (ii) achieving a target level of earnings (including net earnings; gross earnings; earnings before certain deductions, such as interest, net financing costs, taxes, depreciation, or amortization; or earnings per share or diluted earnings per share); (iii) achieving a target level of income (including net income or income before consideration of certain factors, such as overhead) or a target level of profit margin or profits (operational, net or gross profits for the Company, an Affiliate, or a business unit) ; (iv) achieving a target return on the Company’s (or an Affiliate’s) sales, revenues, capital, assets, or shareholders’ equity; (v) revenue growth (whether including or excluding the impact of foreign currency translation changes), (vi) maintaining or achieving a target level of appreciation in the price of the shares of Common Stock; (vii) achieving a target market share for the Company (or an Affiliate); (viii) achieving or maintaining a share price that meets or exceeds the performance of specified stock market indices or other benchmarks over a specified period; (ix) achieving a level of share price, earnings, or income performance that meets or exceeds performance in comparable areas of peer companies over a specified period; (x) achieving specified reductions in costs or targeted levels in costs; (xi) achieving specified improvements in collection of outstanding accounts or specified reductions in non- performing debts; (xii) achieving a level of cash flow or working capital; (xiii) introducing one or more products into one or more new markets; (xiv) acquiring a prescribed number of new customers in a line of business; (xv) achieving a prescribed level of productivity within a business unit; (xvi) completing specified projects within or below the applicable budget; (xvii) completing acquisitions of other businesses or integrating acquired businesses; (xviii) expanding into other markets; (xix) asset carrying charge, as defined in the Bonus Plan or otherwise; (xxi) free cash flow and (xxii) net assets employed, as defined in the Bonus Plan or otherwise. Any criteria used may be measured, as applicable, (A) in absolute terms, (B) in relative terms (including without limitation by the passage of time, comparison of the Company’s performance as to one or more of the objectives listed above against another listed objective (such as EBITDA as a percentage of sales) and/or against another company or companies), (C) on a per-share basis, (D) against the performance of the Company as a whole or a segment of the Company, (E) on a pre-tax or after-tax basis, and/or (F) on a GAAP or non-GAAP basis.
(c) With respect to Performance-Based Awards that are not Options or Stock Appreciation Rights based solely on the appreciation in the Fair Market Value of Common Stock after the grant of the Award, (i) the Committee shall establish in writing (x) the Performance Objectives applicable to a given period and (y) the individual employees or class of employees to which such Performance Objectives apply, no later than 90 days after the commencement of such fiscal period (but in no event after 25% of such period has elapsed), (ii) no Performance-Based Awards (including any dividends on shares subject to Performance Based Awards) shall be payable to or vest with respect to, as the case may be, any Participant for a given fiscal period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied, and (iii) the Committee may reduce or eliminate the number of shares of Common Stock granted or the number of shares of Common Stock vested upon the attainment of such performance goal. After establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable thereunder upon the attainment of such performance goal.

(d) Performance-Based Awards in excess of 5% of the number of shares available for Awards pursuant to Section 6 that are conditioned on an employee’s continued employment with the Company or an Affiliate shall not become vested earlier than one year from the date of grant (provided, however, that such Awards may provide for accelerated payment in limited cases of an intervening event related to death, disability, retirement or Change in Control).
12. Other Equity-Based Awards. The Committee shall have the right to grant other Awards based upon or payable in shares of Common Stock having such terms and conditions as the Committee may determine, including deferred stock units, unrestricted shares of Common Stock, the grant of shares of Common Stock upon the achievement of a Performance Objective or Objectives and the grant of securities convertible into shares of Common Stock. The Committee shall determine the terms and conditions of such Awards. Shares of Common Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 12 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, shares of Common Stock, other Awards or other property, as the Committee shall determine.
12A. Cash Incentive Award.
(a) A “Cash Incentive Award” is a cash bonus opportunity awarded by the Committee pursuant to which an Executive Officer may become entitled to receive an amount of cash denominated in U.S. dollars or another currency based on satisfying one or more performance goals and vesting requirements as are specified in the Award Agreement or, if no Award Agreement is entered into with respect to the Cash Incentive Award, other documents evidencing the Award. A Cash Incentive Award may, but need not, be granted as a Performance-Based Award under Section 11 of the Plan.
(b) Cash Incentive Awards may be granted only to Executive Officers. The Committee shall select the performance goals to be achieved by the Participant, the completion of any specified period of continuous service and the length of the performance period. The amount payable shall be expressed in terms of an objective formula or standard which may be based upon the Participant’s base salary as of the date of the Award or a multiple or percentage thereof, a dollar amount, a percentage of the applicable criteria underlying the specified Performance Objective(s) (or a percentage thereof in excess of a threshold amount) or otherwise. The foregoing objective formula or standard also may be expressed in the form of a range, pursuant to which the actual amount of a Cash Incentive Award payable under the Plan may vary depending upon the extent to which the Performance Objectives for the performance period have been attained. The Committee may establish for any Participant a method or formula for determining the maximum amount payable. Notwithstanding anything to the contrary in this Section 12A, Cash Incentive Awards that are granted by the Committee with the intention of being a Performance-Based Award shall also be subject to the requirements of Section 6(d) and Section 11 of the Plan.
(c) At the time the Committee determines a Cash Incentive Award opportunity for a Participant, the Committee shall also establish the payment terms applicable to such Cash Incentive Award. Such terms shall include when such payments will be made; provided, however, that the timing of such payments shall in all instances either (a) satisfy the conditions of an exception from Section 409A of the Code (e.g., the short-term deferrals exception described in Treasury Regulation Section 1.409A-1(b)(4)), or (b) comply with Section 409A of the Code, and provided further, that in the absence of such terms regarding the timing of payments, such payments shall occur no later than the later of (i) the 15th day of the third month of the calendar year following the calendar year in which the Participant’s right to payment ceased being subject to a substantial risk of forfeiture, and (ii) the 15th day of the third month of the Company’s fiscal year following the Company’s fiscal year in which the Participant’s right to payment ceased being subject to a substantial risk of forfeiture. A Participant may elect to defer the payment of a Cash Incentive Award as may be permitted from time to time under the terms of a nonqualified deferred compensation plan established or maintained by the Company.”
13. Adjustments to Awards. The following provisions will apply if any extraordinary dividend or other extraordinary distribution occurs in respect of the Common Stock (whether in the form of cash, shares of Common Stock, other securities, or other property), or any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company or any similar, unusual or extraordinary corporate transaction (or event in respect of the Common Stock), including a Change in Control, or a sale of all or substantially all the assets of the Company occurs. The Committee will, in such manner and to such extent (if any) as it, in its discretion, deems appropriate and equitable:
(a) proportionately adjust any or all of (i) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of Awards (including the specific maximums and numbers of shares set forth elsewhere in the Plan), (ii) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding Awards, (iii) the grant, purchase, or exercise price of any or all outstanding Awards, (iv) the securities, cash or other property deliverable upon exercise of any outstanding Awards or (v) the performance standards appropriate to any outstanding Awards, or
(b) subject to Section 16 of the Plan, in the case of an extraordinary dividend or other distribution, recapitalization, reclassification, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, including, without limitation, in the event of a Change in Control, make provision for (i) a cash payment, (ii) the substitution or exchange of any or all outstanding Awards, (iii) the cash, securities or property deliverable to the holder of any or all outstanding Awards based upon the distribution or consideration payable with respect to shares of Common Stock upon or in respect of such event, (iv) all vested Options and Stock Appreciation Rights to be exercised by a date certain in connection with such event at which time these stock rights (whether or not then vested) shall terminate, provided Participants are given advance written notice or (v) a combination of the foregoing, which may vary among Participants.
The Committee shall value Awards as it deems reasonable in the event of a cash settlement and, in the case of Options, Stock Appreciation Rights or similar stock rights, shall base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the Award. The Committee’s determination with respect to any adjustments under this Section 13 shall be final and conclusive. The Committee may act under this Section 13 at any time to the extent that the Committee deems such action necessary to permit a Participant to realize the benefits intended to be conveyed with respect to the underlying Shares in the same manner as is or will be available to shareholders generally. In the case of any stock split or reverse stock split, if no action is taken by the Committee, the proportionate adjustments contemplated by Section 13 above shall nevertheless be made. All adjustments shall be made in a manner that complies with Section 409A of the Code, to the extent applicable.
14. Substitution and Assumption of Awards. Subject to the terms of Section 409A of the Code, as applicable, the Committee may authorize the issuance of Awards under this Plan in connection with the assumption of, or substitution for, outstanding awards previously granted to individuals who become employees or other service providers of the Company or any Affiliate as a result of any merger, consolidation, acquisition of property or stock, or reorganization, upon such terms and conditions as the Committee may deem appropriate. Any substitute Awards granted under the Plan shall not count against the limitations set forth in Section 6, including, without limitation, determining whether Awards have been granted in excess of 5% of the number of shares available for Awards triggering the vesting limitations set forth thereunder.
15. Other Provisions in Award Agreements. In addition to the provisions described in the Plan, any Award Agreement may include such other provisions (whether or not applicable to the Award of any other Participant) as the Committee determines appropriate, including, without limitations, clawback or forfeiture provisions, restrictions on resale or other disposition, rights of the Company to repurchase shares of Common Stock or shares of Common Stock underlying Awards, provisions with respect to the treatment and/or forfeiture of Awards in the event that a Participant breaches any confidentiality, non-competition, non-solicitation or other restrictive covenants, requirements or inducements for continued ownership of Stock after exercise or vesting of Awards, provisions with respect to reimbursement to the Company of any cash or equity based incentive compensation paid to the Participant where such compensation was predicated upon achieving certain financial results that were substantially the subject of a restatement, and provisions to comply with Applicable Laws. Without limiting any other express authority of the Committee under (but subject to) the express limits of the Plan, the Committee may waive conditions of or limitations on Awards to Participants that the Committee in the prior exercise of its discretion had imposed, without the Participant’s consent, and may make other changes to the terms and conditions of Awards. Notwithstanding the foregoing, the Committee shall not adjust or change previously imposed terms and conditions for an Option or a Stock Appreciation Right in such a manner as would constitute a Repricing of the Exercise Price or base amount of any Option or Stock Appreciation Right without stockholder approval except as contemplated in Section 13 (with respect to a stock split, merger, acquisition, spin-off or any other similar, unusual or extraordinary corporate transaction or event in respect of the shares of Common Stock as described therein).
16. Change in Control. In addition to the provisions described in the Plan, in Section 13 above, and in the Award Agreement, any employment agreement or Change in Control agreement approved by the Committee may include provisions for the treatment of Awards in connection with a Change in Control, including the acceleration of vesting and/or exercisability of Awards upon a Change in Control or any other event in connection with such Change in Control. The Committee shall determine the treatment of outstanding Awards in connection with any transaction or transactions resulting in a Change in Control.
Notwithstanding the foregoing, the following provisions shall apply to Awards granted on or after the restatement effective date of this Plan as provided in Section 30:
(a) Notwithstanding any other provision of the Plan, in the event of a Change in Control, the parties thereto may cause such Awards to be continued in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation (called a “Continuation Award”). In the event an Award continues in effect or is assumed or an equivalent Award substituted and hence qualifies as a Continuation Award, the following provisions shall apply to the Continuation Award:
(i) To the extent the Continuation Award is subject to provisions requiring that the Participant remain employed or provide services to the Company (or an Affiliate) for a specified period of time in order to become vested in, or entitled to, such Continuation Award (the “Service Requirements”), the Service Requirements shall be deemed satisfied if the surviving or successor company terminates the Participant’s employment or service without “cause” (as such term is defined in the sole discretion of the Committee, or as set forth in the Award Agreement relating to such Award) upon or within twenty-four (24) months following the Change in Control. For the avoidance of doubt, if an Award that is described in this section 16(a)(i) is also subject to Performance Requirements (as defined below), the Performance Requirements shall be deemed satisfied as described in Section 16(a)(ii).
(ii) To the extent the Continuation Award is a Performance-Based Award, the performance requirements, whether for purposes of vesting, determination of the payment amount, or both (the “Performance Requirements”), shall be deemed satisfied based on whichever of (A) or (B) results in the greatest payout under the Award: (A) actual performance through the date of the Change in Control; provided that the Committee, in its sole discretion, shall determine the level of achieved performance through the date of the Change in Control and whether, and to what extent, performance conditions should be modified to appropriately reflect the truncation of the applicable performance period, or (B) the assumption that target performance was achieved. For the avoidance of doubt, if an Award that is described in this Section 16(a)(ii) is also subject to Service Requirements, those Service Requirements shall remain in effect, as modified pursuant to Section 16(a)(i).
(iii) In the event that the Service Requirements and Performance Requirements, as applicable, of a Continuation Award (other than a Continuation Award that is an Option, Stock Appreciation Right or Restricted Stock Award that is not subject to the requirements of Code section 409A), are deemed met by operation of this Section 16(a), settlement with respect to such Continuation Award shall occur upon or within 60 days of all such requirements having been deemed to be met. Notwithstanding the foregoing, with respect to any Continuation Award that is considered deferred compensation subject to Code Section 409A, settlement of such Continuation Award shall be made pursuant to its original schedule if necessary to comply with Code Section 409A.
(b) In the event that the successor corporation (or a parent or subsidiary of the successor corporation) in a Change in Control refuses to assume, continue or substitute for an Award, the following rules shall apply to such Awards:
(i) To the extent the Award is subject to Service Requirements, the Service Requirements shall be deemed satisfied upon the consummation of the Change in Control. For the avoidance of doubt, if an Award that is described in this section 16(b)(i) is also subject to Performance Requirements, the Performance Requirements shall be deemed satisfied as described in Section 16(b)(ii).
(ii) To the extent the Award is a Performance-Based Award, the Performance Requirements shall be deemed satisfied based on whichever of (A) or (B) results in the greatest payout under the Award: (A) actual performance through the date of the Change in Control; provided that the Committee, in its sole discretion, shall determine the level of achieved performance through the date of the Change in Control and whether, and to what extent, performance conditions should be modified to appropriately reflect the truncation of the applicable performance period, or (B) the assumption that target performance was achieved. For the avoidance of doubt, if an Award that is described in this Section 16(b)(ii) is also subject to Service Requirements, those Service Requirements shall be deemed satisfied as described in Section 16(b)(i).
(iii) In the event that the Service Requirements and Performance Requirements, as applicable, of an Award to which this Section 16(b) applies (other than an Award that is an Option, Stock Appreciation Right or Restricted Stock Award that is not subject to the requirements of Code section 409A), are deemed met by operation of this Section 16(b), settlement with respect to such Award shall occur upon or within 60 days of all such requirements having been deemed to be met. Notwithstanding the foregoing, with respect to any such Award that is considered deferred compensation subject to Code Section 409A, settlement of such Award shall be made pursuant to its original schedule if necessary to comply with Code Section 409A. To the extent such Awards are Options and/or Stock Appreciation Rights, such Options and/or Stock Appreciation Rights shall be deemed exercised as of the date of the Change in Control and shall be settled in cash no later than thirty (30) days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Code Section 409A) in an amount equal to the excess of (I) the value, as determined by the Committee, of the consideration (including cash) received by the holder of a share of Common Stock as a result of the Change in Control (or if the Company shareholders do not receive any consideration as a result of the Change in Control, the Fair Market Value of a share of Common Stock on the day immediately prior to the Change in Control) over (II) the exercise price of such Options or such Stock Appreciation Rights, multiplied by the number of shares of Common Stock subject to each such Award in accordance with Code Section 409A to the extent applicable.
(iv) Notwithstanding anything herein to the contrary, in the event that any Options or Stock Appreciation Rights governed by this Section 16(b) are “underwater” as of a Change of Control (i.e., the exercise price equals or exceeds the price per share determined to be Fair Market Value upon the occurrence of the Change in Control), such Options or Stock Appreciation Rights may be cancelled for no consideration as of the consummation of the Change in Control.
(c) For the purposes of this Section 16, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.
(d) The provisions and/or limitations of Sections 16(a), through (c) above shall not apply to any Award Agreement, employment agreement, severance plan or agreement, or Change in Control agreement approved by the Committee prior to the restatement effective date of this Plan (as provided in Section 30) that includes provisions for the treatment of Awards in connection with a Change in Control, including the acceleration of vesting and/or exercisability of Awards upon a Change in Control or any other event in connection with such Change in Control to the extent such provisions are inconsistent with Sections 16(a), through (c)) above.
17. Transferability of Awards. Except as provided below, a Participant’s rights under an Award may not be transferred or encumbered, except by will or by the laws of descent and distribution or, in the case of Awards other than Incentive Stock Options, pursuant to a qualified domestic relations order (as defined under Section 414(p) the Code). The Committee may provide, in an Award Agreement for a Non-Qualified Stock Option, for its transferability as a gift to family members, one or more trusts for the benefit of family members, or one or more partnerships of which family members are the only partners, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer and the transferred Non-Qualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Non-Qualified Stock Option immediately before the transfer.
18. Withholding. All distributions or payments made with respect to an Award shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. The Company may require a Participant to remit to it or to the subsidiary that employs a Participant an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for Common Stock. In lieu thereof, the Company or the employing corporation shall have the right to withhold the amount of such taxes from any other sums due or to become due to the Participant as the Company shall prescribe. The Committee may, in its discretion and subject to such rules as it may adopt, permit a Participant to pay all or a portion of the federal, state and local withholding taxes arising in connection with any Award by electing to have the Company withhold shares of Common Stock deliverable thereunder having a Fair Market Value that is not in excess of the maximum statutory amount of tax to be withheld. The Company shall have no responsibility for any tax consequences to a Participant.
19. Effect of Termination of Service or Employment. The Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, the circumstances in which Awards shall be exercised, vested, paid or forfeited in the event a Participant ceases to be employed by or provide services to the Company or an Affiliate prior to the end of a performance period or the exercise, vesting or settlement of such Award. Unless otherwise determined by the Committee if, with respect to any Award, (a) a Participant’s termination of service occurs before the end of the performance period or the vesting period applicable to such Award (or the applicable portion of such Award) or (b) any Performance Objectives are not achieved in whole or in part (as determined by the Committee) by the end of the period for measuring such Performance Objectives, then all such then unvested and/or unearned Awards shall be forfeited by the Participant.
20. Shareholder Rights. A Participant shall not have any of the rights or privileges of a holder of Common Stock for any Common Stock that is subject to an Award, including any rights regarding voting or the payment of dividends (except as expressly provided under the terms of the Plan or the Award), unless and until a certificate representing such Common Stock has been delivered to the Participant.
21. Conditions on Delivery of Shares and Lapsing of Restrictions. The Company shall not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares of Common Stock previously delivered under the Plan until (a) all conditions of the Award have been met or removed to the satisfaction of the Committee, (b) subject to approval by the Company’s counsel, all other legal matters (including any Applicable Laws) in connection with the issuance and delivery of such shares of Common Stock have been satisfied, and (c) the Participant has executed and delivered to the Company such representations or agreements as the Committee may consider appropriate to satisfy the requirements of Applicable Laws.
22. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance or sale of any shares of Common Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained.
23. Tenure. A Participant’s right, if any, to continue to serve the Company or an Affiliate as a director, officer, or employee shall not be expanded or otherwise affected by his or her designation as a Participant. More specifically, nothing in this Plan or in any Agreement shall confer upon any Participant who is an employee of the Company the right to continue in the employment of the Company or any Affiliate or affect any right which the Company or any Affiliate may have to terminate or modify the employment of the Participant with or without cause.
24. No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash shall be paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
25. Duration, Amendment and Termination. No Award may be granted more than ten years after the Effective Date of the Plan (as described in Section 29). The Plan may be amended or terminated, in whole or in part, at any time and from time to time by the Board, but no amendment shall be effective unless and until the same is approved by shareholders of the Company where the amendment would (a) increase the total number of shares of Common Stock which may be issued under the Plan, (b) increase the maximum number of shares of Common Stock which may be issued to any individual Participant under the Plan or (c) delete or limit the scope of the provisions of Section 15 prohibiting Repricing of Options or Stock Appreciation Rights without stockholder approval. No amendment or termination of the Plan shall adversely affect in a material manner any right of any Participant with respect to any Award theretofore granted without such Participant’s written consent. It is conclusively presumed that any adjustment for changes in capitalization provided for in Section 13 hereof does not adversely affect any right of a Participant or other person under an Award.
26. Authorization of Sub-Plans. The Committee may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities, tax and/or other applicable laws of various jurisdictions. The Committee shall establish such sub-plans by adopting supplements to the Plan containing (a) such limitations as the Committee deems necessary or desirable, and (b) such additional terms and conditions not otherwise inconsistent with the Plan (including Sections 457A and/or 409A of the Code) as the Committee shall deem necessary or desirable. All sub-plans adopted by the Committee shall be deemed to be part of the Plan, but each sub-plan shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any sub-plans to Participants in any jurisdiction which is not the subject of such sub-plan.
27. Governing Law, Venue. This Plan, Awards granted hereunder and actions taken in connection with the Plan shall be governed by the laws of the State of Wisconsin regardless of the law that might otherwise apply under applicable principles of conflicts of laws. Any legal action related to this Plan shall be brought only in a federal or state court located in Wisconsin.
28. Other Payments/Benefits. Payments and other benefits received by a Participant under an Award shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay plans maintained or adopted by the Company or an Affiliate, and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate, unless expressly provided by the other governing plan, contract or arrangement or unless the Committee determines that an Award or portion of an Award should be included to reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.
29. Effective Date. This Plan was effective as of October 18, 2016 which is the date as of which the Plan was adopted by the Board, and was approved by the shareholders of the Company at its 2017 annual meeting of shareholders. This amendment and restatement does not change the Effective Date of the Plan.
30. Amendment and Restatement. The Plan, in this amended and restated form, shall be effective as of November 9, 2020 which is the date as of which the Plan was adopted by the Board, provided that the amended and restated Plan is approved by the shareholders of the Company at its 2021 annual meeting of shareholders, and such approval of shareholders shall be a condition to the right of each Participant to receive an Award hereunder.

ENERPAC TOOL GROUP CORP.
N86 W12500 WESTBROOK CROSSING
MENOMONEE FALLS, WI 53051

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 10:59 p.m. Central Time on January 18, 2021 for shares held directly and by 10:59 p.m. Central Time on January 14, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 10:59 p.m. Central Time on January 18, 2021 for shares held directly and by 10:59 p.m. Central Time on January 14, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE INK AS FOLLOWS:

D26428-P46781	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENERPAC TOOL GROUP CORP.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:					☐	☐	☐

1.	Election of Directors

	Nominees:

	01)	Alfredo Altavilla	05)	Danny L. Cunningham
	02)	Judy L. Altmaier	06)	E. James Ferland
	03)	Randal W. Baker	07)	Richard D. Holder
	04)	J. Palmer Clarkson	08)	Sidney S. Simmons

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.									For	Against	Abstain

2.	Ratification of Ernst & Young LLP as the Company's independent auditor.								☐	☐	☐

3.	Advisory vote to approve the compensation of our named executive officers.								☐	☐	☐

4.
Approval of the proposed amendment and restatement of the 2017 Omnibus Incentive Plan ("Omnibus Plan") to increase the number of shares of Class A common stock issuable for awards under the Omnibus Plan and effect certain other changes.
									☐	☐	☐

NOTE: In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof, all as set out in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D26429-P46781

ENERPAC TOOL GROUP CORP.

ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Randal W. Baker, Rick T. Dillon and Fabrizio Rasetti, and each of them, as proxies, each with power of substitution, to represent and vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of ENERPAC TOOL GROUP CORP., a Wisconsin corporation, to be held on January 19, 2021 at 8:00 a.m. Central Time at N86 W12500 Westbrook Crossing, Menomonee Falls, WI 53051, or at any adjournments thereof, with like effect as if the undersigned were personally present and voting upon the matters indicated on the reverse side of this card.

NOTE TO PARTICIPANTS IN THE 401 (K) PLAN.

As a participant in the 401(k) Plan, you have the right to direct Wells Fargo Bank, N.A., as Trustee for the Enerpac Tool Group Corp. 401(k) Plan, to vote all shares of common stock as of Enerpac Tool Group Corp. allocated as of November 20, 2020. If instructions are not received by the voting deadline on the reverse side, or if the voting instructions are invalid because this form is not properly signed and dated, the shares will be voted in accordance with the terms of the Plan document.

Continued and to be signed on reverse side